Exhibit 10.27

STANDARD OFFICE BUILDING

LEASE AGREEMENT

STATE OF	TEXAS	☐
☐
COUNTY OF	BEXAR	☐

THIS AGREEMENT (“Lease”), dated July 31, 2002 for identification purposes in connection with the letter of credit issued for the benefit of Landlord (defined below), is entered into this      day of                                , 2002, between

1.  LANDLORD

CKW San Antonio, L.P., a Delaware limited partnership, doing business in Texas as San Antonio CKW, L.P.,  herein designated as “Landlord,” and

2.  TENANT

Kinetic Concepts, Inc.
herein designated as “Tenant.”

Prior to the date hereof, Tenant was the fee owner of the Building (defined below) and occupied the Leased Premises (defined below) in the operation of its business.  On the date hereof, Tenant sold the Building to Landlord and now desires to lease the Building from Landlord and continue its operations from the Leased Premises.

3.  LEASED PREMISES

Landlord, in consideration of covenants and agreements to be performed by Tenant and upon terms and conditions hereinafter stated, does hereby lease to Tenant approximately 138,231 rentable square feet of space (hereinafter called the “Leased Premises”) as more specifically described in Exhibits “A-1” through “A-15” attached hereto, in the building known as KCI Tower (the “Building”), located at 8023 Vantage Drive, San Antonio, Texas 78230, on a tract of land situated in the City of San Antonio, County of Bexar, State of Texas, as described in Exhibit ”B” attached hereto.

4.  TERM

This Lease shall be for a term of ten (10) years, beginning on                                        and ending on                                          .

5.  USE

The Leased Premises shall be used and occupied during term of this Lease by the Tenant for  no other purpose than the following uses currently being made by Tenant in connection with Tenant’s business: general office space; records and file storage, 24-hour call center; computer server rooms; equipment show room; meeting rooms; training center; research, development and engineering laboratory inclusive of bio-medical testing and tissue storage; usage and storage of chemicals in support of R&D operation; design and testing of beds and related items; model mockup and testing; plastics molding of parts and models; mail and document processing and shipping, and in the event of an assignment or sublease for any lawful use permitted by applicable zoning laws, ordinances, and regulations; provided, however, in no event shall the Leased Premises be utilized by Tenant or any subtenant or assignee for (i) any use which violates any non-compete clause in effect with respect to any other tenant in the Building, (ii) a governmental entity or office which has a use that is highly interactive with the general public and involves the ingress and egress of an inordinate number of invitees upon the Building, (iii) a medical clinic or office; (iv) any use which would result in a population density in the excess of one (1) person for every 225 square feet of net rentable space; (v) any use which would substantially increase the expenses or costs of providing building services or be a burden on existing janitorial services or elevators in the Building when compared to the use of the Leased Premises by Tenant prior to the date hereof; and (vi) any use which would require parking in excess of one space per 250 square feet of net rentable space.

6.  BASE RENTAL

A.            In consideration of this Lease, Tenant promises to pay Landlord a total base rental (“Base Rental”) in the sum of  Thirty Million Five Hundred Forty Nine Thousand Fifty One and 24/100ths Dollars ($30,549,051.24) in lawful money of the United States of America, payable initially in monthly amounts of Two Hundred Thirty Thousand Three Hundred Eighty Five and No/100ths Dollars ($230,385.00) ($20.00 per rentable square foot of space in the Leased Premises), in advance, without demand, offset or deduction (except as expressly provided herein), on the first day of each and every calendar month during the term of this Lease, provided, however, that the first such monthly Base Rental payment shall be due upon execution of this Lease.  Should the term of this Lease begin on a day other than the first day of a calendar month or terminate on a day other than the last day of a calendar month, the Base Rental for such partial month shall be proportionately reduced.

All rent and sums provided to be paid under this Lease shall be paid to Landlord at the address stated in Section 42 of this Lease.

B.            Adjustments to Base Rental.  The Base Rental shall be subject to adjustment as follows:

Term	Annual Rent/Square Foot	Monthly Adjusted Rent

Year 2	$20.50/SF	$236,144.63
Year 3	$21.00/SF	$241,904.25
Year 4	$21.50/SF	$247,663.88
Year 5	$22.00/SF	$253,423.50
Year 6	$22.50/SF	$259,183.13
Year 7	$23.00/SF	$264,942.75
Year 8	$23.25/SF	$267,822.56
Year 9	$23.50/SF	$270,702.38
Year 10	$23.75/SF	$273,582.19

C.            Additional Rent.   In addition to the payment of Base Rental, Tenant shall pay as additional rental (“Additional Rental”), Tenant’s Pro Rata Share of Excess Operating Expenses as provided in Section 8 of this Lease.  Base Rental and Additional Rental are sometimes referred to herein together as “Rent” “Rents”, “Rental” or “Rentals”.

7.             SECURITY DEPOSIT

As security for performance by Tenant of Tenant’s obligations under this Lease, and under the Other Master Leases (as hereinafter defined) subject to the provisions set forth in this Paragraph 7, Tenant has delivered to Landlord an irrevocable standby letter of credit (the “Letter of Credit”) in favor of Landlord in the amount of $3,150,000.00, in the form attached hereto as Exhibit H and issued by a financial institution reasonably acceptable to Landlord.  The Letter of Credit shall be for a term of one year, and shall be replaced by Tenant annually at least thirty (30) days prior to the expiry date thereof until the expiration of the fifth (5th) year of the term of this Lease; provided, however, in the event that Tenant obtains a corporate credit rating of BBB or better, as rated by Standard & Poor’s Ratings Group or its legal successor and, if there is no default under this Lease by Tenant which has not been cured, Landlord shall surrender the Letter of Credit or Replacement Letter of Credit (as hereinafter defined), as the case may be, to the issuer thereof, and Tenant shall be entitled to cancel the Letter of Credit or Replacement Letter of Credit, as the case may  be.  Tenant agrees that for so long as the Letter of Credit is required under this Lease, prior to the expiry date of the Letter of Credit or any Replacement Letter of Credit, as the case may be, Tenant shall provide to Landlord another Letter of Credit (a “Replacement Letter of Credit”) in the same form, for the same length of term and in the same amount as the Letter  of Credit.  If Tenant fails to provide a Replacement Letter of Credit to Landlord at least thirty (30) days prior to the expiry date of the Letter of Credit or any Replacement Letter of Credit, as the case may be, then Landlord shall be permitted to draw upon the Letter of Credit or such Replacement Letter of Credit in the full amount thereof and to hold the full amount of the proceeds of the Letter of Credit as security for the performance of the obligations of Tenant under this Lease, until the earlier of (i) the delivery by Tenant of a Replacement Letter of Credit, (ii) the expiration of the fifth (5th) year of the term of this Lease, or (iii) the date Tenant obtains a credit rating of BBB. Upon the happening of any of the events described in (i), (ii) and (iii) above and, if there is no default under this Lease by Tenant which has not been cured, Landlord shall deliver to Tenant the full amount of the proceeds obtained by Landlord by drawing on the Letter of Credit or Replacement Letter of Credit, as the case may be.  Upon (i) the failure by Tenant to pay any Rent under this Lease or the Other Master Leases (whether Base Rental or Additional Rental), following the expiration of any applicable grace or cure period, or (ii) the occurrence of any other default by Tenant not involving the payment of Rent under this Lease or either of the Other Master Leases (other than a default under Paragraph 31 of any of such leases (a “Non-Curable Default”)), and if such default remains uncured following the expiration of any applicable grace or cure period, and (a) has not been disputed by Tenant by written notice to Landlord during such period, or (b) involves more than $250,000.00, Landlord shall be entitled to present the Letter of Credit or Replacement Letter of Credit, as the case may be, to the issuer thereof for payment.  Such presentation of the Letter of Credit or Replacement Letter of Credit for payment must be accompanied by a sight draft thereof in the amount equal to (i) the Rent Tenant has so failed to pay if the default is the failure to pay Rent (whether Base Rental or Additional Rental), or (ii) the amount to be drawn to cure any other default and such other documentary evidence as may be required by the Letter of Credit or Replacement Letter of Credit.  If the event of any default by Tenant not involving the payment of Rent (other than a Non-Curable Default) which has been timely disputed by Tenant as provided hereinabove and which involves less than $250,000.00, Landlord shall not be entitled to draw on the Letter of Credit until the default has been arbitrated in the manner set forth herein, an award has been rendered in favor of Landlord for all or any part of the amount which is disputed, and Tenant has failed to pay the amount of the award to Landlord within ten (10) days after receiving written notice of the award from Landlord, at which time Landlord shall be entitled to draw on the Letter of Credit for the amount of the award.  In the event that Landlord makes a partial draw on the Letter of Credit under any of the circumstances in which Landlord is allowed to do under this Paragraph 7, Tenant shall be obligated to restore the amount of the Letter of Credit to $3,150,000.00, within thirty (30) days after Landlord has made a draw on the Letter of Credit, and if Tenant fails to do so, Landlord shall be entitled to draw the full amount of the Letter of Credit.  Landlord shall also be allowed to draw the full amount of the Letter of Credit as a result of a default by Tenant under Paragraph 31 of this Lease or either of the other two Master Leases, or under any other circumstances under which Landlord has terminated this Lease or either of the Other Master Leases, or terminated Tenant’s right to possession of the Leased Premises under this Lease or either of the other two Master Leases.  The Letter of Credit and any proceeds drawn thereon are referred to herein as the “Security Deposit.”  Landlord may, from time to time, in accordance with the foregoing and without prejudice to any other remedy, use the Security Deposit to the extent necessary to pay arrearages of rent or to satisfy any other obligation of Tenant under this Lease or the Other Master Leases, or to be applied to any damages to which Landlord is entitled to receive from Tenant under this Lease or the Other Master Leases.  If Landlord transfers its interest in the Leased Premises during the term of this Lease, Landlord may assign its rights in the Security Deposit to the transferee and shall have no further liability for the return thereof, provided that such assignee executes an agreement in favor of Tenant acknowledging the receipt of the Security Deposit and assuming Landlord’s obligations with respect thereto.  Landlord shall refund to Tenant any unused portion of the Security Deposit, provided Tenant is not then in default, at the expiration of the fifth (5th) year of the term of this Lease, or in the event that the Letter of Credit is drawn by Landlord in accordance with the foregoing and as a result of any default by Tenant as provided herein, after Landlord has applied the Security Deposit against all amounts owed by Tenant to Landlord, if there is any amount of the Security Deposit remaining.  In the event that an arbitration is required pursuant to this Paragraph 7, the parties agree that arbitration shall be conducted by the American Arbitration Association and in accordance with the Rules for Commercial Disputes of the American Arbitration Association with a request for an expedited decision under the Fast Track process.  The parties may, if they are able to agree to an alternate method, conduct the arbitration through one or more private arbitrators agreed upon by the parties in order to further expedite the process.  In any event, in whichever manner the arbitration is conducted, the award shall be final and binding upon both parties and non-appealable.

8. OPERATING EXPENSES

The term “Base Year” shall mean calendar year 2002.  In the event Operating Expenses (as defined below) of the Landlord upon the Building and the “Other Facilities” as hereinafter defined, in any calendar year during Tenant’s occupancy, exceed the Operating Expenses for the Base Year, Tenant agrees to pay, as Additional Rental, Tenant’s Pro Rata Share of Excess Operating Expenses (as defined below).  “Excess Operating Expenses” shall be defined as the difference between actual Operating Expenses for a given calendar year and Operating Expenses for the Base Year, the difference of which shall be prorated for any partial calendar year in which the Tenant occupies the Leased Premises and/or vacates the Leased Premises by Lease termination.  Computation of Additional Rental under this Section shall operate as follows:  Beginning with the first month of the second calendar year in which the Tenant occupies the Leased Premises and each month thereafter during the Lease Term, or any renewal thereof, Tenant shall pay, as Additional Rental to Landlord, at the same time that Base Rental is paid, an amount equal to 1/12 of the Landlord’s reasonable, good faith estimate (the “Estimate”) of Tenant’s Pro Rata Share of Excess Operating Expenses, if any, for the particular calendar year, such Pro Rata Share of Excess Operating Expenses being defined as the product of Excess Operating Expenses times a fraction with the numerator being the rentable square footage of the Leased Premises and the denominator being the rentable square footage of the Building.  As soon as practicable following the end of each calendar year, but in no event later than 90 days from the end of the year, Landlord shall submit to Tenant a statement setting forth the Estimate, if any.  Beginning with said statement for the third calendar year, it shall also set forth actual Excess Operating Expenses for the preceding year.  To the extent that Tenant’s actual Pro Rata Share of Excess Operating Expenses exceeds the Estimate for the same year, Tenant shall pay the difference to Landlord upon demand in one lump sum.  To the extent that Tenant’s actual Pro Rata Share of Excess Operating Expenses is less than the Estimate, Landlord shall credit the difference against the next due installments of Additional Rental payable under the provision of this Section 8 until such credit is exhausted, or if the term of this Lease has expired, Landlord will refund the difference to Tenant within thirty (30) days following the date of termination.

Provided Tenant has paid the Additional Rental as required hereunder, Tenant shall have the right, at its own expense and at reasonable times, to audit Landlord’s books relevant to the Additional Rental due under this Section.  Should Tenant fail to object in writing to any Excess Operating Expenses within one hundred twenty (120) days after receiving the statement setting forth actual Excess Operating Expenses for the preceding year, Tenant shall be deemed to have waived any objection.  If Tenant does object in writing within the above specified time, Tenant shall have the right to audit Landlord’s books and verify Operating Expenses, at the place where Landlord maintains its books and records, but only with respect to Operating Expenses for such preceding year, provided that (i) such audit commences within thirty (30) days after Tenant’s notice to Landlord and thereafter proceeds regularly and continuously to conclusion, (ii) Tenant or Tenant’s employee is present at such location at all times during the audit, (iii) such audit does not unreasonably interfere with the conduct of Landlord’s business, (iv) such audit is performed by an auditing firm with an established and favorable reputation, and (v) the auditor signs a nondisclosure agreement in favor of Landlord, acceptable to Landlord in its reasonable discretion, agreeing that such audit and information derived from such audit shall not be used directly or indirectly in connection with soliciting additional auditing business from other existing, prior or future tenants in the Building.  Landlord agrees to cooperate in good faith with Tenant in the conduct of such audit.  Notwithstanding anything to the contrary set forth in this Section 8, however, in no event shall Tenant ever be permitted to audit or cause to be audited Landlord’s records concerning Operating Expenses through, or with the assistance of, auditors or others whose compensation is contingent upon, or the amount of whose compensation is affected by, the outcome of such audit, in whole or in part, or on any payment or reimbursement by Landlord to Tenant in connection with such audit, or which is otherwise done in whole or in part on any basis other than reasonable hourly charges for the hours expended in the performance of such audit, and reimbursement of reasonable out-of-pocket expenses incurred by such auditors in connection with such audit.  Tenant hereby waives any audit or similar rights which it may otherwise have, to the extent of such rights exceed the specific rights granted to Tenant in this Section 8.  Notwithstanding the foregoing provisions of this Section 8, in the event that the Base Year’s Operating Expenses shall ever be greater than the Operating Expenses for any year of the Lease term, Tenant shall not be entitled to any reduction in Base Rental, nor any credit, refund, reduction of obligations, or other benefit in respect thereof.   In the event that Tenant’s audit verifies a credit due Tenant, such payment by Landlord is then due within ten (10) days of the completion of the audit.  If said credit is an amount equal to or greater than 5% of Tenant’s Pro Rata Share of Excess Operating Expenses as set forth on Landlord’s statement to Tenant, then Landlord shall pay the auditor all fees incurred, or if Tenant has already paid said fees, then Landlord shall reimburse Tenant for the same.  Unless otherwise agreed to by Tenant and Landlord in writing, Tenant shall not be entitled to any reduction in Base Rental or any reduction of obligations for any credit due under this Section.  In addition to Tenant’s right to audit, as provided herein, Tenant shall have the right, at its own expense and at a reasonable times and with reasonable advance notice, to review Landlord’s books relative to the Additional Rental with Tenant’s own personnel, at any time.

The term “Operating Expenses” as used above shall mean all reasonable and normal operating expenses, determined in accordance with GAAP, incurred with respect to the maintenance and operation of the Building and Other Facilities, including, without limitation, the following: on-site or other security costs, except to the extent paid directly by Tenant, maintenance and repair costs, electricity, gas, water, sewer, courtesy patrol, janitorial, trash and snow removal, landscaping and pest control, reasonable management fees, that portion of the wages and fringe benefits payable to employees of Landlord or managing agents whose duties are connected with the operation and maintenance of the Building and Other Facilities that is equal to the product of that portion of the respective employee’s time spent providing such services to the Building and Other Facilities multiplied by such employee’s total wages and fringe benefits, all services, supplies, replacements or other expenses for maintaining and operating the Building and Other Facilities, including common area, paving and parking area(s), roof, driveway and plaza area maintenance, all real property taxes, assessments and other governmental or quasi-governmental levies of any nature whatsoever and installments of special assessments due to deed restrictions and/or owner’s associations which accrue against the Building and Other Facilities during the term of the Lease, as well as all insurance premiums Landlord is required to pay or deems necessary to pay, including public liability insurance, with respect to the Building (provided that the expenses listed above would qualify as operating expenses, and not capital expenditures under generally accepted accounting principles consistently applied), capital improvement costs amortized over the useful life of such improvements incurred to comply with changes in law, and the cost, amortized over its useful life, of capital improvements or repairs made to the Building  which are primarily for the purpose of reducing Operating Expenses or otherwise improving the operating efficiency of the Building and Other Facilities and which do in fact reduce Operating Expenses or otherwise improve the operating efficiency of the Building and Other Facilities (such capital improvements being referred to herein as the “Included Capital Items”).

Notwithstanding any of the foregoing to the contrary, it is expressly agreed that in no event shall  Operating Expenses include any of the following: (i) any amounts recovered from insurance policies taken out by Landlord which would otherwise be included in Operating Expenses; (ii) costs of repairing or restoring any portion of the Building damaged or destroyed by any casualty or peril whether insured or uninsured; (iii) income taxes, inheritance or gift taxes, transfer or excise taxes, gross receipts taxes, excess profit taxes, franchise taxes or similar taxes of Landlord except to the extent imposed in lieu of ad valorem taxes; (iv) taxes allocable to the tenant improvements of other tenants in the Building; (v) legal fees and/or expenses incurred in leasing to or in procuring tenants, leasing commissions, advertising expenses and expenses for the renovating of space for new tenants; (vi) interest or principal payments on any mortgage encumbering the Building; (vii) and/or any compensation or management fee, or portion thereof, paid to an employee of Landlord or to any third party (that when aggregated with all  other such fees paid in that year of the Lease term exceed an amount equal to three (3%) of Total Rentals; (viii) consulting costs and expenses paid by the Landlord unless they relate to management or operation of the Building; (ix) normal or capitalized tenant improvements for any other spaces leased to, or held for lease to, other tenants; (x) any amounts for which Landlord has received reimbursement from any other tenant of the Building, or for which any other tenant is expressly liable for under the terms of its lease regardless of whether Landlord has collected such amounts from said tenant; (xi) the cost of repair or replacement for any item covered by a warranty in favor of the Landlord; (xii) costs directly resulting from the gross negligence or willful misconduct whether caused by action or omission of the Landlord or its agents, contractors or employees; (xiii) costs or fees relating to the defense of the Landlord’s title to or interest in the real estate containing the Building; (xiv) any ground rents or similar payments to a ground lessor or any increases thereon; (xv) costs of capital improvements that would be considered capital expenditures under generally accepted accounting principles other than the Included Capital Items; (xvi) with respect to Included Capital Items, any amounts in excess of the cost of the capital item amortized over its useful life and multiplied by a fraction with the numerator being the number of months left in the Lease Term and the denominator being the number of months remaining in the useful life of said capital item; (xvii) any amounts attributable to the lease of any item that would qualify as a capital expenditure (other than an Included Capital Item) had said item been purchased; (xviii) any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority; (xix) costs arising from Landlord’s charitable or political contributions; (xx) costs or expenses associated with the enforcement of any leases by the Landlord, or the resolution of any disputes arising therefrom; (xxi) the cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense; (xxii) any amounts paid for goods and services at greater than the prevailing market rates for such goods and services at the time provided; (xxiii) the cost of any work or service performed for any tenant of the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants (including Tenant) of the Building; and without limiting the generality of the foregoing, this exclusion shall be deemed to include the cost of HVAC provided in excess of that described in the Lease; (xxiv) any amounts related to the repair, maintenance or operation of any vending machines or concessions; (xxv) any fines, penalties, legal judgments or settlements of claims or causes of actions by or against Landlord in connection with ownership of the Building or in connection with Tenant’s Intellectual Property as defined in Section 40 of this

Lease; (xxvi) any cost or expenditure for which Landlord is reimbursed by condemnation proceeds; (xxvii) depreciation (except amortization of Included Capital Items); (xxviii) any reserves for future expenditures or liabilities which would be incurred subsequent to the then current accounting year; (xxix) any bad debt loss, rent loss or reserves for bad debt or rent loss which Landlord may make; (xxx) costs of compliance with the Americans With Disabilities Act and the Architectural Barriers Act for the Building, the Building common areas, or for any other spaces leased to, or held for lease to, other tenants; (xxxi) the cost of acquiring, renting and maintaining works of art or objects of art displayed in the common areas; (xxxii) costs incurred in connection with the cleanup and removal of any hazardous materials caused by other tenants; (xxxiii) costs or expenses of preparation of reports, filings and other information (including, without limitation, any and all income tax forms) furnished to any lender or an affiliate, partner, employee or contractor of or in Landlord; and (xxxiv) in the event that Landlord chooses to utilize an electric provider other than City Public Service, any amounts paid for electricity at greater than the rates for such electricity had City Public Service provided it; and (xxxix) any expenses related to the operation of any parking facility for the building to the extent they are less than the revenues directly related to the parking facility.

Landlord agrees to use efforts consistent with that of a prudent and commercially reasonable Landlord of comparable office property in San Antonio, Texas, to provide the services set forth in this Lease and operate and maintain the Building and the Other Facilities in a cost efficient manner, which shall include, without limitation, cost efficient delivery of power and energy to the Building and Leased Premises.  Other Facilities, for purposes of this Lease, shall include the parking facility for the Building and the Fitness Facility, the Track, and the Courts (as those terms are hereinafter defined).

9.  LATE CHARGE

If any Rent payment or other sum due by Tenant to Landlord is received by Landlord later than five (5) days after its due date, Tenant shall pay a late charge of five percent (5%) of such Rent payment or other sum plus eighteen (18%) percent interest per annum until such Rent or other sum is paid.  Landlord’s acceptance of late rent or other sum shall not constitute permission for Tenant to pay the rent or other sum late thereafter and shall not constitute a waiver of Landlord’s remedies for subsequent late payments.  Late payment charges are due immediately upon notice or demand.  All payments shall be by check,  money order or electronic funds transfer.  For each returned check marked insufficient funds or no account, Tenant shall pay all applicable bank charges incurred by Landlord plus $25.00. Payment of Rent by Tenant shall be an independent covenant.  If a check from Tenant is returned for insufficient funds or no account, Landlord may for the next twelve (12) months require that all Rent and other sums due be paid by cashier’s check, certified check, money order, or electronic funds transfer.

10.  SERVICES BY LANDLORD

Landlord agrees to furnish Tenant, while occupying the Leased Premises and subject to Section 8, water (hot, cold and refrigerated) at those points of supply provided for general use of tenants; electric current for ordinary office use; heated and refrigerated air conditioning (HVAC) in season, 7:00 a.m. - 7:00 p.m. Monday through Friday and 8:00 a.m. - 1:00 p.m. on Saturday, and at such temperatures and in such amounts as are consistent with comparable office buildings in Bexar County, Texas (for after-hours HVAC requested by Tenant, the cost for such service shall initially be $25.00 per hour per floor with a two (2) hour minimum and may be adjusted by Landlord annually, to reflect actual increases in utility costs.  Tenant, upon receipt of an invoice by Landlord, shall pay for such after-hours HVAC service at the same time Base Rental is next due); janitor and cleaning services, five (5) days per week for the Building and Leased Premises, but not carpet shampooing in the Leased Premises; electric lighting service for all public areas, and replacement of fluorescent light bulbs and ballasts in Building standard lighting fixtures (but not incandescent light bulbs for nonstandard fixtures or for Tenant’s lamps), and special service areas of the Building  in the manner and to the extent consistent with comparable office buildings in Bexar County, Texas.  Landlord acknowledges and agrees that the electric current used by Tenant in the Leased Premises prior to the date hereof is acceptable to Landlord and shall not be deemed in excess of that necessary for ordinary office use.  Landlord further agrees that it shall provide electrical current to the Leased Premises in a capacity no less than the current capacity used by Tenant in the Leased Premises prior to the date hereof, at no additional cost to Tenant.  In the event that Landlord chooses to utilize an electric provider other than City Public Service, Landlord agrees to pay energy costs for the Building and the Leased Premises to the extent such costs exceed the costs for the same amount of energy consumption if provided by City Public Service.

Failure to furnish these services or any interruption of these services, from any cause whatsoever, shall not make Landlord liable for damage or loss to persons, property or Tenant’s business, shall not be considered an eviction of Tenant and, except as expressly provided in this section, shall not entitle Tenant to any refund or reduction of Rent, and shall not relieve Tenant from compliance with any term or provision of this Lease.  In the event any of the equipment or facilities useful, but not essential or necessary, for provision of the services for which Landlord is responsible hereunder breaks down or ceases to function properly, Tenant shall immediately give Landlord written notice thereof and Landlord shall use reasonable diligence to repair promptly any such equipment or facilities, but Tenant shall have no claim for rebate or abatement of Rent for damages resulting from such repair or from any interruptions in service occasioned by such repair.  Tenant shall pay all utility costs occasioned by electrodata processing machines, telephone equipment, computers and other equipment of high electrical consumption which, as reasonably determined by Landlord, require electric current in excess of Tenant’s current use, including, without limitation, the cost of installing, servicing and maintaining any special or additional inside of outside wiring or lines, meters or submeters, transformers, poles, air conditioning costs, or the cost of any other equipment or facilities necessary to increase the amount or type of electric current or power available to the Leased Premises.  If any essential services, including without limitation, HVAC, elevators, electricity or water, supplied by Landlord are interrupted, the interruption does not result from the negligence or willful misconduct of the Tenant, and the interruption continues for more than seventy two (72) consecutive hours after written notice from Tenant to Landlord, Base Rental and Additional Rental shall be abated commencing on the fourth (4th) day following Landlord’s receipt of Tenant’s notice and continuing until the service is restored; provided, however, if repairs thereof are of the type or nature that cannot be reasonably completed within seventy-two (72)

hours, and provided Landlord has commenced restoration of services within such seventy-two (72) hour period and thereafter continues to diligently pursue the same, no abatement of Base Rental or Additional Rental shall occur unless such service is not repaired prior to the tenth (10th) day following Landlord’s receipt of Tenant’s notice. If such service is not repaired within such ten (10) day period, Base Rental and Additional Rental shall be abated, and the abatement shall be for the period commencing with the fourth (4th) day following Landlord’s receipt of Tenant’s notice, and shall end when the service is repaired.  Notwithstanding the foregoing, Tenant shall only be entitled to an abatement of Base Rental and Additional Rental to the extent that Base Rental and Additional Rental would be reimbursed to Landlord pursuant to the rental abatement insurance required to be carried by Landlord under this Lease.   If the interruption continues for ninety (90) consecutive days, Tenant shall have the option, at its sole discretion, to terminate the Lease by delivering written notice to Landlord of such termination anytime after such ninety (90) days, but before the services are restored, in which event this Lease shall terminate on the date Tenant delivers such notice.  Additionally, notwithstanding the provisions of this paragraph 10, if the interruption is caused by fire or other casualty covered by insurance required to be carried by Landlord pursuant to the terms of this Lease, then the provisions of paragraph 27 shall be applicable and govern rather than the provisions of this paragraph 10.

Landlord agrees that as long as Tenant is occupying at least twenty-five percent (25%) of the rentable space in the Building, Landlord shall provide on-site perimeter security for the Building, twenty-four (24) hours per day, seven (7) days per week.  Such security shall consist of a minimum of one (1) security guard to control and monitor access to the Building.  Landlord shall have no duty to provide any security or courtesy patrol services of any kind except as expressly provided above or elsewhere in this Lease.  Landlord shall not be liable to Tenant or Tenant’s employees, family, customers, invitees, contractors, or agents for injury, damage, or loss to person or property caused by criminal conduct of persons other than Landlord, its agents and employees, including theft, burglary, assault, vandalism or other crimes.  Tenant shall lock its office space doors when the last person leaves such office space for the day.  Tenant, its employees, agents, and invitees shall have access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week.  Tenant may, at its expense, and not as a part of Operating Expenses, and with Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, provide security service to the Building.  All security related equipment installed and/or used by Tenant and/or its third party contractor prior to or after the date hereof shall remain the property of Tenant and Tenant shall be entitled to remove any such equipment upon the expiration or earlier termination of this Lease, provided Tenant restores the building to its original condition.

11.  PAYMENTS AND PERFORMANCE

Tenant agrees to pay all Rents and all other sums required to be paid to Landlord at the times and in the manner provided in this Lease.  The obligation of Tenant to pay Rent is an independent covenant and, except as expressly provided in this Lease, under no circumstances shall Tenant be released from its obligation to pay Rent.

12.  REPAIRS AND REENTRY

Tenant will maintain the non-structural portion of the Leased Premises in sound condition, at Tenant’s expense, and, subject to the provisions of Sections 23, 27 and 29 of this Lease, shall repair, using only contractors approved by Landlord, any damage done to the Building or any part of the Building by Tenant or Tenant’s agents, contractors, employees and invitees.  If Tenant fails to make such repairs, within fifteen (15) days after Tenant has received written notice from Landlord or is otherwise aware of such damage, or, if such repair is of the type or nature that cannot reasonably be completed within fifteen (15) days,  then such longer period of time as is necessary, provided Tenant has commenced such repair within such fifteen (15) day period and thereafter continues to diligently complete such repair, Landlord shall thereafter have the option to make such repairs itself and Tenant shall reimburse Landlord for the cost of the repairs on demand.  Tenant shall not commit nor allow any waste or damage to be committed on any part of the Leased Premises, and at the time of termination of this Lease, shall deliver the Leased Premises to Landlord in as good condition as existed on the date of Tenant’s taking possession, ordinary wear and tear and casualty damage excepted, and Landlord shall have the right to reenter and resume possession.

Landlord shall, at its expense, repair, maintain and replace the structural elements of the Leased Premises and Building, exterior walls, the roof, the foundation, Building common areas, and Building mechanical, electrical, plumbing and other systems above the ceiling and below the floors.  Landlord shall keep such items in good order, condition and repair.  Landlord shall not be required to make any required repairs until Landlord has received written notice of the need thereof or has otherwise obtained knowledge of the necessity of rendering such repair(s).  Landlord shall also be responsible for maintenance and repair of the Building HVAC, plumbing, electrical and mechanical equipment.  Landlord shall be responsible for repairing, at its sole cost and expense (and the cost thereof shall not be passed through to Tenant as an Operating Expense), all structural defects and all latent defects.  If Landlord fails to promptly make any repair that materially interferes with Tenant’s use and enjoyment of the Leased Premises within fifteen (15) days after written notice, or such repair is of the type or nature that cannot reasonably be completed within fifteen (15) days, such longer period of time as is necessary, provided Landlord has commenced such repair within such fifteen (15) day period and thereafter continues to diligently complete such repair, Tenant may make such repair and offset the cost thereof against Base Rental and other amounts due under the Lease or may recover the amount thereof from Landlord, in addition to its other legal or equitable remedies.

13.  INTENTIONALLY DELETED

14.  ALTERATIONS AND ADDITIONS

 Tenant shall make no alterations, additions or improvements to the Leased Premises, in excess of $100,000.00 per occurrence including the installation of trade fixtures, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  Landlord may impose, as a condition to its consent, requirements as to the manner in which, the times at which, and the contractor by whom such work shall be done.  All such alterations, additions or improvements shall be made by Tenant at its sole cost and expense, and excluding trade fixtures, shall be part of the Building, shall become the property of the Landlord at the time they are placed on the Leased Premises, and shall be surrendered with the Leased Premises upon termination of this Lease.  Landlord may, however, by written notice to Tenant given at least thirty (30) days prior to the end of the term, require Tenant, at Tenant’s sole cost and expense, to remove all partitions, counters, railings, cabling, wiring and the like installed by Tenant in the Leased Premises after the commencement date of this Lease, and in any Expansion Space (as defined in Section 48 herein), after the Expansion Space Commencement Date, and to repair any damage caused by such removal; provided however, Tenant shall not be obligated to remove any improvements if at the time Tenant obtains Landlord’s approval thereof Landlord has agreed that Tenant will not be obligated to remove them.  Notwithstanding  anything to the contrary in this Lease, Tenant shall retain ownership of, and shall have the right, at its option, to remove from the Building upon the expiration or earlier termination of this Lease, any and all UPS equipment or systems, raised flooring, generators serving computer rooms and all other computer/communications related equipment. All construction work done by Tenant within the Leased Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Building.  Tenant agrees to defend, indemnify and hold Landlord harmless from and against any loss, liability, claim or damage resulting from such work.  In addition, Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims for mechanics, materialmen or other liens in connection with any of Tenant’s alterations, additions or improvements, including trade fixtures.  In addition, with respect to alterations, improvements or additions for which Landlord’s prior consent is required, Tenant shall, if required by Landlord, furnish such waiver or waivers of lien in form reasonably satisfactory to Landlord before commencing any work on such alterations, additions or improvements, including trade fixtures.  Landlord reserves the right to enter the Leased Premises for the purpose of posting any notices of nonresponsibility as may be permitted by law or desired by Landlord.

Landlord acknowledges and agrees that the location of all telephone, telecommunications and computer equipment and related cables and wiring used by Tenant in the Leased Premises and Building prior to the date hereof is acceptable to Landlord, and Tenant shall not be required to relocate, remove or change in any manner the location or type of such equipment.

Landlord agrees that Tenant shall be entitled to move furniture or office equipment in or out of the Building, or dispatch or receive any merchandise or materials which requires use of elevators or stairways, or movement through Building entrances or the lobby at any time twenty-four (24) hours per day, seven (7) days per week; provided, however, Tenant shall not unreasonably interfere with or exclude other tenants in the Building from also utilizing elevators or stairways or their movement through Building Entrances or the lobby areas, and shall make reasonable efforts to coordinate its activities with those of other tenants; and provided, further, that any time that Tenant occupies less than twenty-five percent (25%) of the rentable space in the Building, Tenant shall first obtain Landlord’s written consent for and give reasonable notice to Landlord of such activities.  Subject to the provisions of Sections 19, 27 and 29, Tenant agrees to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss of any of said property or persons resulting from, any act in connection with such service performed for Tenant. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of Tenant.

15.  LEGAL USE - VIOLATIONS OF INSURANCE COVERAGE - NUISANCE

Tenant will not use the Leased Premises nor allow the Leased Premises to be used for any purpose other than that stated in this Lease or for any purpose which is unlawful, disreputable, or extra hazardous on account of fire, explosion or other casualty, nor permit any act which would impair, invalidate or increase the fire and casualty insurance on the Building or its contents.  Furthermore, Tenant will not do anything which might emit offensive odors or fumes or make undue noise or vibrations.   If insurance rates on the Building or its contents are increased due to action, conduct or business of Tenant, Tenant will pay such amount of insurance rates increase to Landlord on demand.  Tenant will not create a nuisance or unreasonably interfere with other tenants or Landlord, nor allow Tenant’s agents, employees or invitees to do so.

16. PERSONAL PROPERTY TAXES

Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Leased Premises.  If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of the Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Leased Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

17. SUBSTITUTE TAX FOR REAL OR PERSONAL PROPERTY

If at any time during the primary term of this Lease or any renewal or extension hereof, a tax or excise on Rents or other tax however described (except any franchise, estate, inheritance, capital stock, income or excess profits tax imposed upon Landlord) is levied or assessed against Landlord by any lawful taxing authority on account of Landlord’s interest in this Lease or the Rents or other charges reserved hereunder, as a substitute in whole or in part for, or in addition to, the general taxes described in Section 8 or Section 16 above, Tenant agrees to pay Landlord upon demand, and in addition to the Rentals and other charges prescribed in this Lease, the amount of such tax or excise.  In the event any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.

18.  HAZARDOUS MATERIAL

Tenant will maintain the Leased Premises in a clean condition, will procure at its sole expense any permits and licenses required for the transaction of business in the Leased Premises and will comply with all laws, ordinances, orders, rules and regulations of any governmental authority having jurisdiction over the use, condition or occupancy of the Leased Premises.

Throughout the term of this Lease and any renewal term hereof, Tenant shall not permit the presence, use, generation, release, discharge, storage, disposal or transportation of any “Hazardous Materials” (as hereinafter defined) on, under, in, above, to or from the Leased Premises other than in compliance with all applicable federal, state and local laws, rules, regulations and orders.  For purposes of this provision, the term “Hazardous Materials” shall mean and refer to any wastes, chemicals, materials or other substances of any kind or character which are or become regulated as hazardous or toxic wastes, chemicals or substances and/or which are prohibited or require notification, reporting or special handling or treatment in their presence, use, generation, release, discharge, storage, disposal or transportation under any applicable federal, state or local law, rule, regulation or order.  Tenant will immediately notify Landlord of (i) any enforcement, clean up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Regulations (defined below), (ii) any claim made or threatened by any person against Tenant, Landlord or the Leased Premises relating to damages, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Leased Premises (other than compliance reports and correspondence related to normal Tenant operations and research and development activities), including any complaints, notices, warnings or asserted violations in connection therewith.  Tenant also will supply to Landlord as promptly as possible, and in any event within ten (10) business days after Tenant receives or sends the same, copies of all claims, reports, complaints, notices or warnings of asserted violations, relating in any way to the Leased Premises or Tenant’s use thereof.  Tenant will deliver promptly to Landlord copies of hazardous waste manifests reflecting the legal and proper disposal of Hazardous Materials from the Leased Premises.  Tenant shall indemnify, defend and hold Landlord harmless from and against (i) any fines, penalties, liabilities or other sums or charges levied or imposed under any applicable federal, state or local law, rule, regulation or order, or by any governmental agency, authority or political subdivision having jurisdiction over the Leased Premises, arising in connection with the presence, use, generation, release, discharge, storage, disposal or transportation of any Hazardous Materials by Tenant on, under, in, above, to or from the Leased Premises, (ii) any loss, cost, expense, claim or liability arising out of any investigation, monitoring, cleanup, containment, removal, storage or restoration work (for convenience, referred to herein as “Remedial Work”) required by, or incurred by Landlord or any other person or party in a reasonable belief that such Remedial Work is required by any applicable federal, state or local law, rule, regulation or order, or by any governmental agency, authority or political subdivision having jurisdiction over the Leased Premises, insofar as such Remedial Work pertains or relates to the presence, use, generation, release, discharge, storage, disposal or transportation of any Hazardous Materials by Tenant on, under, in, above, to or from the Leased Premises and (iii) any claims paid by Landlord, after consultation with Tenant, to third parties for loss, injury, expense or damage arising out of the presence, use, generation, release, discharge, storage, disposal or transportation of any Hazardous Materials by Tenant on, under, in, above, to or from the Leased Premises.  In the event any Remedial Work is so required under any applicable federal, state or local law, rule, regulation or order, or by any governmental agency, authority or political subdivision having jurisdiction over the Leased Premises,  Tenant shall promptly notify Landlord and, unless Landlord elects, in its sole and absolute discretion, to perform the Remedial Work at Tenant’s expense, Tenant shall promptly perform or cause to be performed such Remedial Work in compliance with such law, rule, regulation or order, or in strict compliance with the requirements of such governmental agency, authority or political subdivision.  Provided Landlord does not elect to perform the Remedial Work, in the event Tenant shall fail to commence the Remedial Work in a timely fashion, or shall fail to prosecute and diligently perform the Remedial Work to its completion, such failure shall constitute an event of default on the part of Tenant under the terms of this Lease and Landlord, in addition to any other rights or remedies afforded it hereunder or at law or in equity, may, but shall not be obligated to, cause the Remedial Work to be performed, and Tenant shall promptly reimburse Landlord for the cost and expense thereof upon demand.

Tenant acknowledges that there are in effect federal, state and local laws, rules, regulations and orders (collectively referred to in this Section 18 as the “Regulations”) and that additional Regulations may hereinafter be enacted or go into effect relating to or affecting the Leased Premises and/or the Building and concerning the impact on the environment of construction, land use, maintenance and operation of structures and conduct of business.  Tenant will not cause, or permit to be caused, any act or practice, by negligence, omission or otherwise, that would adversely affect the environment, or do anything or permit anything to be done that would violate any of said Regulations.  Moreover, Tenant shall have no claim against Landlord by reason of any changes Landlord may make in the Leased Premises and/or the Building pursuant to said Regulations or any charges imposed upon Tenant, Tenant’s customers or other invitees pursuant to same.

The indemnity provisions of this section shall survive the termination of this Lease.

19.  INDEMNITY AND LIABILITY

By moving into the Leased Premises, Tenant acknowledges that the same are received by it in a good state of repair, accepts the Leased Premises as suitable for the purposes for which same are leased, waives , subject to Landlord’s repair obligations, any and all defects of the Leased Premises and assumes all risks of damage to persons, property or Tenant’s business, except to the extent caused by the negligence or willful misconduct (whether caused by action or omission) of Landlord.  Tenant agrees that Tenant shall repair the existing conditions related to the balconies and the planters on the balconies, at Tenant’s expense, but thereafter these shall be a part of Landlord’s repair and maintenace obligation.  Landlord shall not be liable for any injury to person, damage to property or to Tenant’s business arising from any acts or omissions of Landlord or from any cause whatsoever except Landlord’s gross negligence or willful misconduct (whether caused by action or omission).  Subject to the provisions of Section 29 of this Lease, and except to the extent of Landlord’s sole or gross negligence or willful misconduct

(whether caused by action or omission), Tenant will indemnify and hold Landlord harmless from all suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from the use or occupancy by Tenant of the Leased Premises, and from any acts or omissions of Tenant, its agents, contractors, employees or invitees.  In addition, if Landlord should, without fault on its part, be made a party to any action by or against Tenant, Tenant shall pay all costs, expenses and reasonable attorney’s fees of Landlord.

Subject to the provisions of Section 29 of this Lease, Landlord will indemnify and hold Tenant harmless from all suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from or caused by the sole or gross negligence or willful misconduct of Landlord, its agents or employees (whether caused by action or omission), or Landlord’s breach of this Lease.

20.  RULES OF BUILDING

Tenant, Tenant’s agents, contractors, employees and invitees, will comply fully with all Building rules and regulations which are attached to this Lease and made a part of it by this reference and any reasonable amendments or changes to such rules and regulations hereafter implemented by Landlord, provided the rules and regulations are non-discriminatory and enforced in a fair and non-discriminatory manner.  Landlord may amend or change the rules and regulations as it may deem advisable to provide for the safety, protection, care and cleanliness of the Building, and Landlord shall give Tenant a written copy of all such rules and amendments.  In the event of any conflict or contrary provisions between this Lease and any rule or regulation, this Lease shall control.

21.  LANDLORD’S RIGHT OF ENTRY

Provided Landlord provides prior notice and is accompanied by an employee, agent or other representative of Tenant if requested by Tenant, Landlord and its agents and representatives may enter the Leased Premises at any time during Tenant’s normal business hours to inspect, clean and make repairs, alterations or additions to the Building as Landlord deems necessary, or to show the Leased Premises to prospective purchasers or lenders, or, during the last six (6) months of the Lease term, prospective tenants.  Tenant will not be entitled to reduction or abatement of rent due to Landlord’s entry for such purposes.  Landlord shall not unreasonably interfere with Tenant’s operations during any such entry.  In the event of an emergency, Landlord shall not be required to notify Tenant prior to entering the Leased Premises for the purpose of taking measures necessary to address the emergency situation.  Notwithstanding anything to the contrary herein, in no event, other than an emergency, shall Landlord be entitled to enter any portion of the Leased Premises as may be designated, from time to time, by Tenant as “Secure Access Areas”, the presently designated area of such portion is shown or described on Exhibit “C” attached hereto.  Tenant reserves the right to designate areas other than that shown on Exhibit “C” as Secure Access Areas, as deemed reasonably necessary by Tenant.

22. INTENTIONALLY DELETED

23.  CONDEMNATION

In the event that the whole or a substantial part of the Leased Premises shall be condemned or taken in any manner for any public or quasi-public use, and as a result thereof, the Leased Premises cannot be used for substantially the same purpose or in substantially the same capacity as prior to such taking, this Lease shall cease and terminate as of the earlier of the date title vests in the condemning authority or the date possession is taken by the condemning authority, and Landlord shall be entitled to receive the entire award, Tenant hereby assigning to Landlord its interest in said award except to the extent of the claims it expressly reserves below. There shall be refunded to Tenant any portion of prepaid Rent covering the period subsequent to such date of termination.  Notwithstanding the foregoing, Tenant may make claim for a separate condemnation award in an amount equal to the value of Tenant’s fixtures and improvements as well as Tenant’s moving expenses (if applicable); Tenant shall make no claim for the value of any unexpired Lease term.

If less than the whole or a substantial part of the Leased Premises shall be so condemned or taken, and after such taking the Leased Premises can be used by Tenant for substantially the same purpose and in substantially the same capacity as prior thereto, the Lease term shall cease only on the part so taken, as of the earlier of the date title vests in the condemning authority or the date possession is taken by the condemning authority, and Tenant shall pay full Rent up to that date (with appropriate refund by Landlord of such Rent as may have been paid in advance for any period subsequent to such taking) and thereafter the Rent shall be equitably adjusted. Landlord shall, at its expense, make all necessary repairs or alterations to the Building so as to constitute the Leased Premises a complete architectural unit, provided that Landlord shall not be obligated to undertake any such repairs and alterations if the cost thereof exceeds the award resulting from such taking.  Notwithstanding anything to the contrary herein, if less than the whole Leased Premises is taken by condemnation, Tenant can elect to terminate this Lease if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Leased Premises, by giving notice to Landlord within sixty (60) days after the nature and extent of the taking have been finally determined, setting forth the date of termination, which shall not be earlier than thirty (30) days nor later than ninety (90) days after delivery of the notice.

24.  WAIVER OF LANDLORD’S LIEN AND SECURITY INTEREST

Landlord hereby expressly waives any and all liens in Landlord’s favor, whether created hereunder or by law, against the personal property of Tenant located in the Leased Premises.

25.  ABANDONED PROPERTY

Notwithstanding any rule or provision of law to the contrary, all of Tenant’s furniture, movable trade fixtures and personal property not removed from the Leased Premises within thirty (30) days of Landlord’s written request at the termination of this Lease, whether such termination occurs by lapse of time or otherwise, shall be conclusively presumed abandoned by Tenant, and Landlord may declare such property to be the property of Landlord or may dispose of the property by any method it deems advisable.

26.  HOLDING OVER

It is agreed and understood that any holding over by the Tenant of the Leased Premises at the termination of this Lease, whether such termination occurs by lapse of time or otherwise, shall not under any circumstances operate to renew or extend the term of this Lease and shall only be construed as a tenancy at will at a daily rental equal to 1/30th of an amount equal to one and one-half (1½) the monthly Rental payable during the last month prior to termination of this Lease.  Such tenancy shall be subject to all other terms and provisions of this Lease except any right of renewal.

27.  CASUALTY

In the event the Leased Premises or any material portion of the Building are damaged by fire or other casualty which would be covered by the casualty insurance carried or required to be carried by Landlord under the provisions of this Lease, Landlord shall, within seven (7) days following such damage, cause an architect to provide an estimate of the number of days required to repair the damage.  The architect shall provide its estimate to Landlord and Tenant within twenty (20) days following the damage.  If the damage cannot be repaired within one hundred eighty (180) days, this Lease may be terminated by either Landlord or Tenant by written notice within thirty (30) days after receipt of the architect’s damage certification and shall then terminate as of the date of the casualty damage.  In the event this Lease is so terminated,

Tenant shall pay all Rent due under this Lease, prorated to the date of such damage, and all other sums owing at that time and shall surrender possession of the Leased Premises to Landlord no later than ninety (90) days from the date of Tenant’s notice of termination.

However, if the damage can be repaired within one hundred eighty (180) days or if it cannot be repaired within such time but neither party exercises its option to terminate this Lease, Landlord shall, within thirty (30) days of such damage, proceed with reasonable diligence to restore the Leased Premises and/or the Building to the same condition as existed immediately prior to the occurrence of such casualty.  The Rent shall be abated during the time and to the extent the Leased Premises are unfit for occupancy.  Landlord shall not be required to rebuild, repair or replace any of the furniture or equipment, which may have been placed on the Leased Premises by Tenant.  In the event that the insurance proceeds from policies carried or required to be carried by Landlord under the provisions of this Lease would be inadequate to rebuild the Building or if any mortgagee under a deed of trust, security agreement or mortgage on the Building should require that the insurance proceeds be used to retire the mortgage debt, Landlord shall have no obligation to rebuild and this Lease shall terminate at Landlord’s election not to rebuild, upon written notice to Tenant, effective as of the date of the casualty damage.  Notwithstanding the foregoing provisions of this Section 27, Tenant agrees that if the Leased Premises or any other part of the building is damaged by fire or other casualty caused by the fault or negligence of Tenant or Tenant’s agents, employees or invitees, Tenant shall have no option to terminate this Lease, even if the damage cannot be repaired within one hundred eighty (180) days, and the rent shall not be abated or reduced before or during the repair period except to the extent that Landlord is covered for such rental loss under the Landlord’s rental abatement insurance.

28.  FORCE MAJEURE

In the event Landlord or Tenant shall be delayed, hindered or prevented from the performance of any act required under this Lease by reason of acts of God; acts of common enemies; fire, storm, flood, explosion or other casualty; strikes, lockouts; labor disputes; labor troubles; inability to procure materials; failure of power; restrictive governmental laws or regulations; riots, insurrection; war; settlement of losses with insurance carriers; injunction; order of any court or governmental authority; or other cause not within the reasonable control of Landlord or Tenant, as the case may be, then the performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

29.  SUBROGATION; INSURANCE

A.            Subrogation:  Landlord and Tenant hereby waive and release any and all rights, claims, demands and causes of action each may have against the other on account of any loss or damage occasioned to Landlord or to Tenant, as the case may be, their respective businesses, properties, real and personal, the Leased Premises or its contents, arising from any risk or peril insurable under any policy of insurance required to be maintained by Landlord or Tenant under this Lease or otherwise covered by any insurance policy carried by either party.  Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto hereby agrees immediately to give to its respective insurance companies written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

B.            Liability Insurance:  Tenant shall procure and maintain throughout the term of this Lease a policy or policies of insurance, at its sole cost and expense, insuring Tenant against any and all liability for property damage or injury to or death of person or persons occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises, the limits of such policy or policies to be in an amount not less than $10,000,000 with respect to injuries to or death of any one person, in an amount not less than $10,000,000 with respect to any one accident or disaster, and in an amount not less than $1,000,000.00 with respect to property damaged or destroyed.  Tenant shall furnish evidence satisfactory to Landlord of the maintenance of such insurance and shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days prior to cancellation of such insurance.  Tenant shall cause Landlord to be named as an additional insured under such policies.

Landlord shall procure and maintain throughout the term of this Lease a policy or policies of insurance insuring Landlord against any and all liability for property damage or injury to or death of person or persons occasioned by or arising out of or in connection with the use or occupancy of the Building, the limits of such policy or policies to be in an amount not less than $10,000,000 with respect to injuries to or death of any one person, in an amount not less than $10,000,000 with respect to any one accident or disaster, and in an amount not less than $1,000,000 with respect to property damaged or destroyed.  Landlord shall furnish evidence satisfactory to Tenant of the maintenance of such insurance and shall obtain a written obligation on the part of each insurance company to notify Tenant at least thirty (30) days prior to cancellation of such insurance.

C.            Property Insurance:  Tenant shall, at its sole cost and expense, procure and maintain throughout the term of this Lease a policy or policies of insurance causing Tenant’s fixtures, furniture, equipment and other contents within the Leased Premises to be insured under standard fire and extended coverage insurance to the full insurable value thereof.  Tenant shall furnish evidence satisfactory to Landlord of the maintenance of such insurance and shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days prior to cancellation of such insurance.

Landlord shall procure and maintain throughout the term of this Lease a policy or policies of insurance causing the Building to be insured under standard fire and extended coverage insurance in the amount of the full replacement value of the Building as the value may exist from time to time, and a policy of rental abatement insurance in an amount equal to or greater than the amount of at least six (6) months of Base Rental and Additional Rental.  Landlord shall furnish evidence satisfactory to Tenant of the maintenance of such insurance.

D.            Insurance Companies.  All policies of insurance required to be carried by either party under this Lease shall be carried by insurance companies authorized to do business in Texas and having a financial rating of at least AA or higher by Best’s Insurance Reports.

30.  TRANSFER OF LANDLORD’S RIGHTS

Landlord shall have the right to transfer and assign, in whole or in part, all and every feature of its rights and obligations under this Lease and in the Building and property referred to in this Lease.  In such event, Landlord shall be released from any further obligation under this Lease and Tenant agrees to look solely to Landlord’s successor for the performance of such obligations.  Tenant further agrees that it will attorn to and recognize any such successor in interest to Landlord as its landlord for the unexpired balance of the term of this Lease and any renewals or extensions hereof to the extent appropriately exercised.  Any security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest and Landlord shall, upon such assignment and provided such successor expressly assumes in writing such security, thereby be discharged of any further obligations relating thereto.

31.  BANKRUPTCY

Bankruptcy, insolvency or inability to pay its debts as such become due of Tenant or any guarantor of this Lease; filing by or against Tenant or any guarantor in any court pursuant to any statute either of the United States or of any State of a petition in bankruptcy or insolvency or for reorganization, arrangement or for the appointment of a receiver or trustee of all or a portion of Tenant’s or any such guarantor’s property; or the making by Tenant or any such guarantor of a general assignment for the benefit of creditors, shall constitute a default by Tenant under this Lease and this Lease shall terminate, and Landlord shall have all of its remedies for an event of a default as provided under Paragraph 33 hereof.  Tenant shall then immediately surrender the Leased Premises to Landlord. If Tenant fails to do so, Landlord may expel or remove Tenant and its property and retake possession of the Leased Premises without liability for any prosecution or any claim for damages by reason of such re-entry.

32.  DEFAULT

The following shall constitute events of default by Tenant under this Lease:

(a)           Tenant’s failure to pay Rent and other sums due and payable by Tenant under this Lease within seven (7) days following receipt of written notice from Landlord that such Rent and/or other sum is past due; provided, however, Landlord shall not be required to give written notice of default of the payment of Rent or any other sum more often than twice in any consecutive twelve (12) month period.

(b)           Any transfer of a material portion of Tenant’s property by Tenant for the purpose of defrauding Landlord or defeating the collection of Rent due or to become due under this Lease.

(c)           Any assignment or sublease by Tenant in violation of the terms of this Lease;

(d)           Tenant’s failure to maintain any insurance required to be maintained by Tenant under this Lease, if such failure continues for a period of ten (10) days following receipt of written notice from Landlord of such failure;

(e)           Tenant’s failure to restore any amount drawn under the Letter of Credit as required under Paragraph 7 hereof; and

(f)            Tenant’s failure to comply with other provisions of this Lease, and such failure continues for a period of thirty (30) days following receipt of written notice from Landlord of such failure; provided, that if such failure cannot be cured within such thirty (30) day period, so long as Tenant has commenced to cure such failure within such thirty (30) day period and continues with diligence to effect such cure, Tenant shall have a reasonable period of time following such thirty (30) day period to effect such cure not to exceed, however, a total of one hundred twenty (120) days.

33.  REMEDIES

A.            Upon the occurrence of any event of default under this Lease, Landlord shall have the right, at its option, then or at any time thereafter during the continuance of such event of default, to pursue any one or more of the following remedies, in addition to all other rights or remedies provided herein or at law or in equity, without any notice or demand of any kind or nature whatsoever to Tenant or to any other party liable, in whole or in part, for the performance of Tenant’s obligations under this Lease:

(1)           Landlord may do or cause to be done whatever Tenant is obligated to do under the terms of this Lease and, if necessary to such end, Landlord may enter upon the Leased Premises, by picking or changing the locks if necessary, without being liable for prosecution or any claim for damages therefor (Tenant hereby waiving any claim by reason of such entry).  Such action on the part of Landlord, if taken, shall in no event or circumstance be construed as or deemed to be a waiver by Landlord of the event of default on the part of Tenant hereunder. Further, Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from Landlord’s actions in effecting compliance with Tenant’s obligations hereunder, except to the extent caused by the sole or gross negligence or willful misconduct (whether by action or omission) of Landlord, or otherwise.  All sums expended by Landlord in effecting compliance with Tenant’s obligations under this Lease (including, without limitation, reasonable attorneys’ fees and related legal costs), together with interest thereon at a rate  equal to the  lesser of  (i) one and one-half percent (1-1/2%) per month or (ii) the maximum rate permitted by applicable law from the date of the making of any such expenditure to the date of repayment thereof to Landlord, shall be payable to Landlord on demand.

(2)           Landlord may terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent (including any interest which may have accrued thereon), enter upon and take possession of the Leased Premises and property therein, by picking or changing the locks if necessary, and lock out, expel and remove Tenant and/or any other person or party who may be occupying all or any portion of the Leased Premises, without being liable for prosecution or any claim for damages therefore (Tenant hereby waiving any claim by reason of such entry, taking possession or removal or by issuance of any distress warrant or writ of sequestration, or otherwise), and upon any such entry and taking possession by Landlord, Tenant’s right to possession of the Leased Premises and leasehold estate and options hereunder shall immediately cease and terminate. Landlord shall be entitled to recover damages from Tenant by reason of any such termination of this Lease, such damages to include the unpaid rentals and other sums and charges due at the time of termination, plus interest thereon at a rate equal to the lesser of (i) one and one-half percent (1-1/2%) per month or (ii) the maximum rate permitted by applicable law from the date due, and all other sums of money or damages to which Landlord is rightfully entitled hereunder and/or otherwise at law or in equity.

(3)           Landlord may terminate Tenant’s right of possession of the Leased Premises (without terminating this Lease) and, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent (including any interest which may have accrued thereon), enter upon and take possession of the Leased Premises and property therein, by picking or changing the locks if necessary, and lock out, expel and remove Tenant and/or any other person or party who may be occupying all or any portion of the Leased Premises, without being liable for prosecution or any claim for damages therefore (Tenant hereby waiving any claim by reason of such entry, taking possession or removal or by issuance of any distress warrant or writ of sequestration, or otherwise).  Notwithstanding any such entry by Landlord and termination of Tenant’s right of possession of the Leased Premises as aforesaid, same shall not work a termination of this Lease, nor shall Tenant be relieved of its obligation to pay Rentals and to perform its other obligations under this Lease, it being understood that Tenant shall remain liable for the payment of all Rentals and other sums and charges due or to become due hereunder and for the performance of all other obligations of Tenant hereunder.  On any such termination of Tenant’s right of possession of the Leased Premises, Landlord shall be obligated to use commercially reasonable efforts to relet the Leased Premises for the account of Tenant for such rent and on such terms and conditions as Landlord, in its sole discretion, may determine; provided, however, in the event Landlord, in its sole discretion, shall elect to relet the Leased Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Leased Premises unless Landlord expressly notifies Tenant of such acceptance in writing, Tenant hereby acknowledging that Landlord shall be reletting as Tenant’s agent and Tenant furthermore agreeing to pay to Landlord on demand any deficiency.  Landlord shall have the right to collect from Tenant any sums due Landlord under the terms of this subparagraph 33(A)(3) by suits or proceedings brought from time to time on one or more occasions without Landlord being obligated to wait until the expiration of the term of this Lease.  Landlord shall have the right to allow such sums to accumulate and to bring an action on several or all of the accrued sums at one time.  Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent sum becoming due hereunder; and no delivery or recovery of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention and election is given to Tenant by Landlord.  Notwithstanding any reentry and repossession of the Leased Premises by Landlord pursuant to this subparagraph 33(A)(3) without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease and recover from Tenant such sums and damages to which Landlord is then entitled.

(4)           With or without terminating this Lease, Landlord may elect to treat such event of default as an entire breach of this Lease, whereupon Tenant will immediately become liable to Landlord, as damages for such entire breach, for an amount equal to the total of (a) all unpaid Rentals and other sums and charges then due to Landlord hereunder, including interest thereon at a rate equal to the lesser of (i) one and one-half percent (1-1/2%) per month or (ii) the maximum rate permitted by applicable law from the date due, (b) in the event the Leased Premises have not been leased to another tenant, the present value [discounted at the rate of eight percent (8%) per annum] of the balance of the Rentals and other sums and charges becoming due hereunder for the remainder of the term of this Lease reduced by the reasonable cash market value of the Lease for such period, (c) in the event the Leased Premises have been leased to another tenant, the Rentals and other sums and charges becoming due hereunder for the remainder of the term of this Lease reduced by the amounts to be received from the new tenant (but in no event shall Tenant be liable for any damages under this subparagraph 33(A)(4)(c) which would exceed the amount of damages calculated under subparagraph 33(A)(4)(b)), and (d) any other sums of money or damages owed by Tenant to Landlord or to which Landlord is entitled hereunder and/or otherwise at law or in equity.

B.            Landlord shall be entitled to the benefit of all provisions of applicable laws respecting the speedy recovery of lands and tenements held over by Tenant and proceedings in forcible entry and detainer.  Tenant hereby waives notice of reentry, of institution of legal proceedings to that end and/or the intention of Landlord to recover attorneys’ fees in connection therewith, and any right of redemption, reentry or repossession with respect to the Leased Premises or any of Tenant’s property therein which may be repossessed by Landlord hereunder.

C.            It is expressly agreed that in determining the “Rentals and other sums and charges due hereunder,” as such phrase is used throughout subparagraphs 33(A)(2)-33(A)(4) above, there shall be added to the Base Rental as provided for in this Lease a sum equal to Tenant’s Pro Rata Share of Excess Operating Expenses as provided in Section 8 hereof plus all other sums and charges for which Tenant is responsible for paying pursuant to this Lease.

D.            It is further agreed that, in addition to payments required pursuant to subparagraphs 33(A)(1) –33(A)(4) above (but only to the extent Landlord has not otherwise been compensated therefor pursuant to subparagraphs 33(A)(1) –33(A)(4), and as long as the maximum benefit recovered by Landlord does not exceed the lesser of (i) the Base Rental and Additional Rental which Tenant would have been required to pay under the terms of this Lease), and (ii) the actual damages (subject to any mitigation thereof in accordance with applicable law) Landlord would have been entitled to recover under applicable law and this Lease, Tenant shall compensate Landlord for all expenses incurred by Landlord in retaking possession of the Leased Premises and/or any of Tenant’s property therein (including, among other expenses, any increase in insurance premiums caused by a vacancy of the Leased Premises), all reasonable expenses incurred by Landlord in reletting (including, among other reasonable expenses, repairs, remodeling, replacements, advertisements and brokerage fees), all concession granted to a new tenant upon reletting (including, among other concessions, free rent period and renewal options), all losses incurred by Landlord as a direct or indirect result of Tenant’s default (including, among other losses, any adverse reaction by Landlord’s mortgagee or by any other tenants or potential tenants of the building) and a reasonable allowance for Landlord’s administrative efforts, salaries and overhead attributable directly or indirectly to Tenant’s default and Landlord’s pursuing the rights and remedies provided herein and under applicable law.

E.             Notwithstanding any rule or provision of law to the contrary, in the event Landlord shall, for the purpose of reentering or regaining possession of the Leased Premises, or for the purpose of excluding Tenant therefrom, or for the purpose of taking possession of any of Tenant’s property located within the Leased Premises, as authorized by law and/or the terms of this Lease, change the lock(s) to the Leased Premises, Landlord shall not be obligated to provide Tenant with the new key(s) to the Leased Premises or otherwise provide Tenant with access to the Leased Premises unless and until Tenant shall have first (1) brought current all Rentals and other sums or charges due to Landlord under the provisions of this Lease [but if Landlord has theretofore formerly terminated Tenant’s right of possession of the Leased Premises or has terminated this Lease pursuant to the provisions above, then Landlord shall be under no obligation to provide the new key(s) to Tenant regardless of Tenant’s payment of past due Rentals or other sums or charges due hereunder, damages or any other payments or amounts of any kind or nature whatsoever]; (2) fully cured and remedied to Landlord’s reasonable satisfaction all other defaults by Tenant of which Tenant has received notice under this Lease; and (3) given Landlord security and assurances satisfactory in all material respects to Landlord, in Landlord’s reasonable discretion, that Tenant intends to and is able to meet and comply with Tenant’s future obligations under this Lease, both monetary and nonmonetary.  Further, the provisions of this Lease pertaining to Landlord’s waiver of notice and demand in the event of the exercise of any right or remedy by Landlord hereunder shall supersede the provisions of any statute or provision of law pertaining to the affixation of notice on the door of the Leased Premises advising of any lockout and/or disclosing the time at which, and/or person from whom, the new key(s) to the Leased Premises may be obtained, and Tenant hereby waives the requirement of any such notice.

F.             Tenant agrees to look solely to the estate and interest of Landlord in the Project for the collection of any judgement or other judicial process requiring the payment of money by Landlord in the event of a default or breach by Landlord with respect to this Lease, and no other assets of Landlord shall be subject to levy of execution or other procedures for the satisfaction of Tenant’s rights.

G.            Notwithstanding anything to the contrary in this Lease, in the event of any default by Tenant, Landlord shall use commercially reasonable effort to mitigate any damages which may arise from any such default.

34.  NO WAIVER

No action by Landlord or its agents shall constitute an acceptance of an attempted surrender of the Leased Premises and no agreement to accept such a surrender of the Leased Premises shall be valid unless in writing.  Reentry of the Leased Premises by Landlord shall not constitute an election by Landlord to terminate this Lease unless Landlord so notifies Tenant in writing.  Acceptance of rent by Landlord following the occurrence of an event of default shall not waive such default, except to the extent such payment cures in full such default, nor shall the receipt by Landlord of rent from any assignee, subtenant or occupant of the Leased Premises other than Tenant be deemed a waiver of Section 62 of this Lease, Landlord’s waiver of any default or breach of the terms of this Lease (including any violation or failure to enforce the Building Rules and Agreed Regulations attached hereto) or failure by Landlord to enforce one or more of the remedies provided herein upon such default or breach shall not constitute a waiver of any other default or breach of this Lease.  No provision of this Lease shall be deemed waived by Landlord unless evidence in writing, Landlord’s rights and remedies under this Lease shall be cumulative of every other right or remedy Landlord may have otherwise at law or in equity, and Landlord’s exercise of one or more of the rights or remedies shall not bar or in any way impair Landlord’s exercise of other rights and remedies.

35.  SUBORDINATION

As a condition precedent to Tenant’s obligations under this Lease, Landlord shall deliver to Tenant concurrently with the execution of this Lease by Landlord a subordination and non-disturbance agreement in form and substance acceptable to Tenant pursuant to which tenant subordinates its interest in this lease and each lender holding an interest superior to this Lease agrees that if there is not an uncured event of default by Tenant under this Lease, then upon foreclosure or other acquisition by any such lender, Tenant’s right to continue in possession of the Leased Premises shall not be disturbed.  Similarly, Tenant shall subordinate its interest under this Lease to any future deed of trust or other lien but only if and when the prospective lienholder furnishes to Tenant a subordination and non-disturbance agreement in form and substance reasonably satisfactory to Tenant.  Tenant agrees that a subordination and non-disturbance agreement in the form attached hereto as Exhibit I, or in a substantially similar form, is and will be reasonably satisfactory to Tenant.  However, notwithstanding the foregoing provisions of this Section 35, Tenant agrees that any such mortgagee shall have the right at any time to subordinate any such deeds of trust, mortgages or other instruments of security to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion.  Provided Tenant has been provided with a non-disturbance agreement reasonably acceptable to Tenant, Tenant further agrees, upon demand by Landlord’s mortgagee at any time, before or after the institution of any proceedings for the foreclosure of any such deeds of trust, mortgages or other instruments of security, or sale of the Building pursuant to any such deeds of trust, mortgages or other instruments of security, to attorn to such purchaser upon any such sale and to recognize such purchaser as “Landlord” under this Lease.

36.  ESTOPPEL CERTIFICATES

From time to time, upon ten (10) days prior written request from Landlord, Tenant shall execute and deliver to Landlord the estoppel certificate attached as Exhibit “D” (as may be changed as reasonably required by a prospective purchaser or lender) signed by Tenant and if true, certifying that this Lease is then presently in full force and effect and unmodified; that the term of this Lease has commenced and the full Rental is then accruing hereunder; that Tenant has accepted possession of the Leased Premises and that any improvements required (if any) by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease; that Tenant, to its knowledge, as of the date of such certificate, has no charge, lien or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder; and that to the knowledge of Tenant, Landlord is not then in default under this Lease.  The certificate shall also contain an agreement by Tenant with such prospective purchaser or lender that, from and after the date of such certificate, Tenant will not pay any Rent under this Lease more than thirty (30) days in advance of its due date, will not surrender or consent to the modification of any of the terms of this Lease nor to the termination of this Lease by Landlord, and will not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to the prospective purchaser or lender (at such prospective purchaser or lender’s last address furnished to Tenant) and until the same period of time which Landlord would have to cure such act or omission shall have elapsed following the giving of such notice, during which period such prospective purchaser or lender shall have the right, but shall not be obligated, to remedy such act or omission; provided, however, that (i) the agreement of Tenant described in this sentence will be of no effect under such certificate unless Tenant is furnished by such prospective purchaser or lender with a copy of any assignment to such prospective purchaser or lender of Landlord’s interest in this Lease within one hundred twenty (120) days after the date of such certificate, and (ii) the agreement of Tenant with such prospective purchaser or lender that is embodied in such certificate shall terminate upon the subsequent termination of any such assignment.

37.  JOINT AND SEVERAL LIABILITY

The obligations imposed upon Tenant (if more than one) under this Lease shall be joint and several.  If Tenant has a guarantor or guarantors, the obligations of Tenant under this Lease shall be joint and several obligations of Tenant and any guarantor(s).  Landlord may proceed against any guarantor without first proceeding against Tenant, and no guarantor shall be released from its guaranty for any reason, including, but not limited to, any amendment of this Lease, any waiver of Landlord’s rights, failure of Landlord to give Tenant or any guarantor any notices, or release of any party liable for payment and performance of Tenant’s obligations under this Lease.

38.  ATTORNEY’S FEES

If Landlord or Tenant brings any action under this Lease or consults or places this Lease or any amount payable under it with an attorney for the enforcement of any of Landlord’s or Tenant’s rights under this Lease, the non-prevailing party agrees in each case to pay the prevailing party reasonable attorney’s fees and other costs and expenses incurred by such prevailing party in connection therewith.

39.  QUIET POSSESSION

If Tenant is current and in compliance with all of Tenant’s obligations under this Lease, Tenant shall be entitled to peaceful and quiet possession and enjoyment of the Leased Premises, subject to the terms and conditions of this Lease.  Tenant shall have access to the Building common areas, the Building parking garage and common parking areas at all times, subject to all applicable Building Rules and Agreed Regulations.  Landlord shall make diligent efforts to have all other tenants in the Building comply with Building rules.  Otherwise, failure of other tenants to comply with such rules shall not be considered a default by Landlord.

40.  BUILDING NAME

Landlord understands that “KCI,” “KCI Tower,” “Kinetic Concepts, Inc.,” and any logos or designs associated with foregoing are registered or unregistered trademarks, service marks, trade names, and/or business names of Tenant and/or Tenant’s related companies (collectively, “Tenant’s Intellectual Property”), and Landlord acknowledges that Tenant and/or Tenant’s related companies, as the case may be, shall retain sole ownership of Tenant’s Intellectual Property.  The name of the Building shall continue to be “KCI Tower,” as long as Tenant occupies at least twenty-five percent (25%) of the space in the Building.  Landlord hereby agrees that Tenant shall be entitled to maintain and continue to display and erect all existing signage of Tenant, whether located within or on the exterior of the Leased Premises, within any common area of the Building, or on the exterior of the Building or on the land upon which the Building is located, so long as Tenant continues to occupy at least twenty-five percent (25%) of the space in the Building.  Further, so long as Tenant occupies at least twenty-five percent (25%) of the space in the Building, Tenant shall be entitled to install and/or erect any sign on the exterior of the Leased Premises, the interior or exterior of the Building, and/or the land upon which the Building is located, so long as such signage complies with all applicable laws, ordinances, and regulations.  So long as Tenant continues to occupy at least twenty-five percent (25%) of the space in the Building, Landlord shall not alter, change, or otherwise modify the appearance or location of the name of the Building or any other signage embodying Tenant’s Intellectual Property without the express written approval of Tenant.  Except as expressly provided herein, Landlord shall not use Tenant’s Intellectual Property in any manner whatsoever without the prior written approval of Tenant.   Tenant specifically authorizes Landlord, so long as the name of the Building is KCI Tower, to use that name in Landlord’s marketing materials, on any letterhead of Landlord related to the Building, or similar type materials relating to the Landlord’s ownership and management of the Building.  If Tenant completely vacates the Leased Premises, within thirty (30) days of such vacation, Landlord at its sole expense shall remove from public view all embodiments of Tenant’s Intellectual Property then remaining at the Leased Premises.  Tenant shall at such time as the name of the Building is changed from KCI Tower, remove all signs of Tenant from the exterior of the Building or the interior of the Building and the land upon which the Building is located, at Tenant’s expense, reflecting such name.  Tenant shall be responsible for the repair of any damage to the Building caused by Tenant’s removal of such signs.

41.  PARKING

41.           PARKING.  Landlord agrees that Tenant shall be entitled to the exclusive use of 476 of the 586 parking spaces contained within the parking garage (the “Tenant Spaces”) which is located upon the land upon which the Building is located (see the KCI Tower Parking Garage Parking Plan attached hereto as Exhibits E-1 through E-8).  The Tenant Spaces shall be marked KCI-RES, and shall consist of spaces numbered 1-48, 52-70, 84-90, 92-96, 99-107, 115-117, 120-126, 128-131, 138-144, 148-153, 159-161, 175-207, 224-229, 234-235, 237-239, 245, 262-273, and 277-576, as shown in Exhibits E-1 through E-8.  Landlord acknowledges that in addition to the Tenant Spaces, 29 parking spaces, consisting of spaces numbered 162-174 and 208-223, shall be designated as visitor parking spaces for the Building (the “Visitor Spaces”) as identified as spaces marked with a “V” on the Visitor Parking Plan attached hereto as Exhibit “F”.  Any parking spaces located in the parking garage which have not previously been specifically reserved or otherwise allocated for Tenant or other tenants of the Building or visitors of the Building may be used by Tenant and other tenants of the Building (the “Third Party Tenants”) on a first come, first served basis, or as previously agreed upon between Tenant and the Third Party Tenants.  Landlord and Tenant agree that the total number of parking spaces set forth above is based on a ratio of 3.44 parking spaces per 1000 rentable square feet of space occupied by Tenant (the “Parking Ratio”), and to the extent the rentable square footage occupied by Tenant from time to time during the term of this Lease changes, the total number of Tenant Spaces shall also change based on the Parking Ratio.  It is further agreed that if in the future any lease space currently occupied by Tenant should be vacated by Tenant for any reason other than a subletting of such space by Tenant, additional parking spaces for new Third Party Tenants shall be provided based on applying the Parking Ratio to the amount of rentable square feet of lease space taken over by said Third Party Tenants.  The location of such new Third Party Tenants’ spaces shall be determined as follows: thirty percent (30%) of the total number of spaces (the “Low Spaces”) derived in accordance with such application of the Parking Ratio shall be assigned to consecutively numbered spaces beginning with the space identified as space number 298 and continuing with each consecutive higher numbered space until all such Low Spaces are assigned, and seventy percent (70%) of such spaces (the “High Spaces”) shall be assigned to consecutively numbered spaces beginning with the space identified as space  number 576, and continuing with each consecutive lower numbered space until all such High Spaces are assigned.  In the event of a subletting of any lease space currently occupied by Tenant, there shall be no change to the Tenant Spaces, and Tenant shall have the right to designate which of the Tenant Spaces shall be available for use by Tenant’s subtenant. Landlord and Tenant agree to make a good faith effort to adjust Tenant space and Third Party Tenant space within the parking garage so as to consolidate Third Party Tenant parking in consecutive spaces on Levels L2, L1 and the Lobby level to the extent possible, with consideration for such issues as oversized vehicles and spaces for senior management personnel of Tenant, so as not to disrupt existing arrangements for such spaces.

In addition to the foregoing Landlord hereby grants to Tenant an irrevocable license to use the loading dock and freight elevator twenty-four (24) hours per day, seven (7) days per week.  Pursuant to such license, Tenant shall be entitled to utilize the loading dock, freight elevators and all portions of the Building appurtenant thereto at any time; provided, however, Tenant shall not unreasonably interfere with or exclude other tenants in the Building from also utilizing the loading dock, freight elevators, and all portions of the Building appurtenant thereto, and shall make reasonable efforts to coordinate its activities with those of other tenants; and provided, further, that any time that Tenant occupies less than twenty-five percent (25%) of the rentable space in the Building, Tenant shall first obtain Landlord’s written consent to and give reasonable notice to Landlord of such activities.  Additionally, Landlord agrees that, as long as Tenant occupies at least twenty-five percent (25%) of the rentable space in the Building, Tenant shall be entitled to the exclusive use of six (6) of the nine (9) parking spaces in the parking area located appurtenant to the loading dock as more specifically shown on Exhibit “G” attached hereto.

42.  NOTICES

Whenever written notice is required or permitted under this Lease, such notice shall be in writing and shall be either (a) hand delivered personally to the party being notified, (b) hand delivered to or inside such party’s mailing address, (c) delivered via facsimile, or (d) delivered at such party’s mailing address by certified mail, return receipt requested, postage prepaid, or by overnight delivery to such party’s mailing address  by a recognized overnight delivery service.  Notice delivered by facsimile shall be effective upon receipt of confirmation of successful transmission by the transmitting facsimile, or if such confirmation is received after five o’clock p.m. (5:00 p.m.) on the day of transmission, the next business day thereafter.  Notice deposited in the mail in the manner set forth above shall be effective three (3) days after it is so deposited.  Notice deposited with a recognized overnight courier shall be effective the next business day after it is so deposited.  Notice sent by hand delivery shall be effective upon delivery.  The mailing address of Landlord shall be the address set forth below unless Landlord notifies Tenant of a different address in writing.  The mailing address of Tenant shall be the addresses set forth below, unless Tenant notifies Landlord of a different address in writing.  Hand delivered notice is required only when expressly required in the Lease.  Notice by non-certified mail is sufficient if actually received by the addressee or an employee or agent of addressee.  The term “notice” shall be inclusive of notices, billings, requests, and demands.

If to LANDLORD:	If to TENANT:

Philip W. Capron	Manager of Facilities
President	KCI
Kennedy-Wilson Austin, Inc.	8023 Vantage Drive
5929 Balcones Dr., Suite 100	San Antonio, Texas 78230
Austin, Texas 78731	Fax #: (210) 341-0241
Fax #: (512) 451-3773

With a copy to:	With a copy to:

Robert L. Davis	VP Human Resources
Brown McCarroll, L.L.P.	KCI
111 Congress Ave., Suite 1400	8023 Vantage Drive
Austin, Texas 78701	San Antonio, Texas 78230
Fax # (512) 479-1101	Fax # (210) 255-6925
and to:	and to:

William H. Muenzberg	General Counsel
Senior Investment Manager	KCI
Cargill Financial Services Corp.	8023 Vantage Drive
12700 Whitewater Drive	San Antonio, Texas 78230
Minnetonka, Minnesota 55343	Fax#: (210) 255-6990
Fax: (952) 984-3905
and to:

CFO
KCI
8023 Vantage Drive
San Antonio, Texas 78230
Fax#: (210) 255-6993

Either party may change its address as designated above by written notice to the other party.  Notices, requests, or agreements to, from, or with one of multiple Tenants shall be deemed to be to, from, or with all such Tenants.

43.  FINANCIAL STATEMENTS

Tenant shall furnish Landlord, from time to time when, if requested by Landlord, but not more often than once in any calendar year, and not later than ten (10) days following such request, the consolidated 10K of Tenant most recently filed with the Securities and Exchange Commission as of the date of the request by Landlord.

44.  LEASEHOLD IMPROVEMENTS

If the Leased Premises are not ready for occupancy by Tenant on the Lease commencement date, because Tenant’s leasehold improvements are not substantially complete or for any other reason, the obligations of Landlord and Tenant shall nevertheless continue in full force and effect.  In the event the Leased Premises are not ready for occupancy for reasons other than any delay in the installation of Tenant’s leasehold improvements due to any changes or additions ordered by Tenant, then the Rent hereinabove provided shall abate and not commence until the date the leasehold improvements to the Leased Premises are substantially complete; but such abatement of Rent shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Leased Premises not being ready for occupancy by Tenant on the Lease commencement date.  If the Leased Premises are not ready for occupancy by Tenant on the Lease commencement date, the term of this Lease shall be extended by the period of time which elapses between the Lease commencement date and the date the Leased Premises are ready for occupancy by Tenant, and the parties agree to execute an agreement between them confirming any such extension of the Lease term.

45.  COMMUNICATION DEVICES

Landlord grants Tenant an irrevocable license during the Lease term, as it may be extended from time to time without any additional rental charge, to (i) maintain as it exists on the date hereof, Tenant’s communication devices and equipment on the roof of the Building, and (ii) with Landlord’s prior written consent, which will not be unreasonably withheld, conditioned or delayed to install, operate, and maintain on the roof of the Building at Tenant’s sole cost and expense and in such areas mutually agreeable between Landlord and Tenant, such communications devices and equipment and necessary related equipment and cabling to portions of the Leased Premises through riser space in the Building as Tenant deems desirable and/or necessary during the term of this Lease (collectively, the “Communications Equipment”), subject to the following conditions:

(a)                                  Prior to installation, Tenant must obtain Landlord’s written approval of the type, size, height, weight, location, and method of installation of each individual piece of Communications Equipment.

(b)                                 Tenant shall bear all costs to install, maintain, operate, and repair the Communications Equipment.

(c)                                  Prior to commencement of installation, Tenant shall:

(i)            submit to Landlord and obtain Landlord’s written approval of plans and specifications for all Communications Equipment; and

(ii)           obtain all necessary approvals for the Communications Equipment from the Federal Communications Commission or any other governmental agency having jurisdiction over the installation or use of the Communications Equipment, if any.

(d)                                 Installation of the Communications Equipment on the roof of the Building must be performed so as not to void any applicable roof warranty.  Cables and transmission lines must be routed, anchored, and attached in accordance with good industry practices.

Tenant shall have the right, at its option, to remove any Communications Equipment from the Building upon the expiration or earlier termination of this Lease.  Tenant shall be responsible for any damage caused to the roof of the Building from Tenant’s installation, maintenance or removal of any Communications Equipment.

46.  FITNESS FACILITY, RUNNING TRACK AND ATHLETIC COURTS

As of the date hereof, the top of the parking garage serving the Building includes a premises used as a fitness facility and exercise room (the “Fitness Facility”), and contains certain fitness and exercise equipment.  In addition, a walking/jogging track (the “Track”)  and two (2) multi-purpose athletic courts (the “Courts”) are located on the roof of such parking garage.  Landlord hereby acknowledges and agrees that the location of the Fitness Facility, the Track and the Courts is acceptable to Landlord, and Landlord shall not relocate, remove or change in any manner the location of the Fitness Facility, Track or Courts nor shall Landlord remove any of the equipment from the Fitness Facility other than to replace worn or obsolete equipment with new suitable equipment.  Landlord further acknowledges that the Fitness Facility, the Track and the Courts are and shall remain during the term of this Lease, as it may be extended from time to time, part of the common area of the Building, accessible to all tenants of the Building, and as part of the common area, maintained and repaired by Landlord in accordance with Section 8 of this Lease.  Notwithstanding that the Fitness Facility, the Track and the Courts are part of the common area of the Building, Landlord hereby grants Tenant, and Tenant’s employees, agents, and invitees, a non-exclusive, irrevocable license during the term of this Lease, as it may be extended from time to time, to use the Fitness Facility, Track and Courts in common with other tenants of the Building from 5 a.m. until midnight, seven (7) days per week.

47.  RENEWAL OPTION

Provided there is not then any uncured default  or event of default by Tenant hereunder, Tenant shall have two (2) options (each referred to herein as an “Option”) to renew the Lease for a term of three (3) or five (5) years each (each referred to herein as a “Renewal Term”) at the then prevailing terms and conditions for renewing tenants, including the Prevailing Market Rental Rate (as defined below).  Tenant may exercise its options by providing prior written notice to Landlord at least six (6) months prior to the expiration of the then existing term.  The term “Prevailing Market Rental Rate” shall mean the rental rate for properties of equivalent quality, size, utility and location, with the length of the lease term, and credit standing of the tenant, as determined by Landlord in its reasonable discretion, taken into account.  Additionally, Landlord shall provide Tenant with a tenant improvement allowance, if any, in addition to any other inducements and benefits available to renewing tenants consistent with the then current renewal market for tenants comparable to Tenant in a building comparable to the Building.  These allowances, inducements and benefits along with the Prevailing Market Rental Rate shall together constitute the “Prevailing Market Terms”.

Upon notification from Tenant of the exercise of an Option, Landlord shall, within fifteen (15) days thereafter, notify Tenant in writing of the proposed Prevailing Market Terms for the applicable Renewal Term; Tenant shall, within fifteen (15) days following receipt of same, notify Landlord in writing of its acceptance or rejection of the proposed Prevailing Market Terms.  If Tenant rejects Landlord’s proposal and Tenant and Landlord have not agreed on the Prevailing Market Terms for the extended term within fifteen (15) days of such rejection notice (the “Negotiation Period”), then within ten (10) days after the end of the Negotiation Period, Tenant may withdraw its extension notice and this Lease shall terminate at the end of the then current term, or Tenant may elect to invoke the appraisal process to determine the Prevailing Market Terms.  If Tenant does timely invoke the appraisal process, the Prevailing Market Rental Terms shall be determined in accordance with the following:

Within fifteen (15) days of Tenant’s election to invoke the appraisal process, Landlord and Tenant shall each appoint a disinterested and qualified real estate brokerage or appraisal professional (the “Professional” or “Professionals”).  If the Professionals cannot agree upon the Prevailing Market Rental Terms within fifteen (15) days following their appointment, the Professionals shall forthwith select a third disinterested and qualified Professional, and the decision of any two Professionals shall be binding.  Notification in writing of this decision shall be made by the Professionals to Landlord and Tenant within fifteen (15) days following the selection of the third Professional.  Landlord and Tenant shall bear the expense of the Professional appointed by each, and the expense of the third Professional shall be shared jointly by both parties.

In the event Tenant fails to exercise its first Option within the time and in the manner provided herein, such Option as well as the second Option shall be deemed waived by Tenant and shall not be exercisable thereafter.  In the event Tenant fails to exercise its second Option within the time and in the manner provided herein, such Option shall be deemed waived by Tenant and shall not be exercisable thereafter.

48.  RIGHT OF FIRST OFFER

During the first three years of the term of this Lease, Tenant shall have the right of first offer (the “Right of First Offer”), to lease space located in the Building from time to time as such space may “become available” (defined below), provided that at the time Tenant exercises the Right of First Offer, the Lease is in full force and effect and there is not any uncured default or event of default by Tenant hereunder.

Subject to the other terms of this Section 48, after any space in the Building other than the Leased Premises (hereinafter referred to as the “Expansion Space”) has or will “become available” (defined below), Landlord shall not, during the first three years of the term of this Lease, offer on the market or lease to another tenant the Expansion Space within the Building that has or will become available without first offering Tenant the right to lease the Expansion Space on the terms described below.  Expansion Space shall be deemed to become available when the lease for the current occupant of the Expansion Space expires or is otherwise terminated.  Notwithstanding anything to the contrary herein, Expansion Space shall not be deemed to become available if the Expansion Space is (1) assigned or subleased by the current tenant of the Expansion Space, (2) relet by the current tenant of the Expansion Space by renewal, extension, or renegotiation, or (3) subject to a specific expansion right of another tenant in the Building existing as of the date hereof.

Landlord shall not offer any such Expansion Space on the open market unless and until Landlord has first notified Tenant in writing (the “First Offer Leasing Notice”) that Landlord intends to offer the designated Expansion Space to third parties and until a period of ten (10) days has elapsed from the date that Landlord has delivered to Tenant the First Offer Leasing Notice without Tenant having notified Landlord in writing of Tenant’s desire to lease all of the Available Expansion Space (defined below). The First Offer Leasing Notice shall (1) advise Tenant that Landlord intends to offer on the market the Available Expansion Space, (2) describe the amount and location of the Expansion Space that has or will become available (the “Available Expansion Space”) and attach a floor plan showing the Available Expansion Space cross-hatched, and (3) state the date on which the Available Expansion Space will be available for leasing by Tenant which shall not be more than six (6) months after the date of the First Offer Leasing Notice.

If Tenant delivers to Landlord written notice of Tenant’s desire to lease all of the Available Expansion Space within the ten (10) day period, the Available Expansion Space shall be leased by Tenant on the terms and conditions set forth in this Section 48.  If Tenant declines or fails to effectively exercise the Right of First Offer as provided herein, Landlord shall thereafter be free to offer the particular Available Expansion Space previously identified in such First Offer Leasing Notice on the open market and to lease some or all of such Available Expansion Space at any time without regard to the restrictions in this Section 48 and on whatever terms Landlord may decide in its sole discretion.  If Tenant leases any Expansion Space under this Section 48, the following terms and conditions shall apply to such Expansion Space:

(1)           Tenant shall be entitled to finish out the Expansion space in the same manner and quality as the remainder of the Leased Premises.  Landlord shall provide to Tenant an allowance which shall be used by Tenant to recarpet and repaint the Expansion Space.  The allowance shall be an amount sufficient to recarpet and repaint the Expansion Space in the manner and to the extent consistent with a class “A” office building in Bexar County, Texas.  The allowance shall be paid to Tenant within thirty (30) days of Landlord receiving each of Tenant’s invoices therefore, provided each invoice is accompanied by each of the vendors’ and contractors’ invoices for the improvements and the work shown on the invoice has been substantially completed.

(2)           The commencement date of the lease for each particular Expansion Space (the “Expansion Space Commencement Date”) shall be the earlier to occur of (i) the date Tenant  completes its standard finish out of the Expansion Space and (ii) thirty (30) days after such Expansion Space is delivered to the tenant broom clean, free of tenants or other occupants, and otherwise in reasonably good condition, and the termination date shall be the same as the termination date for this Lease, including any extension or renewal terms;

(3)           Any improvements made by Tenant to the Expansion space other than its standard finish out shall be subject to Section 14 of this Lease;

(4)           As of the Expansion Space Commencement Date, the Base Rental shall be increased by an amount equal to the product of the rentable square feet for the Expansion Space multiplied by the then current per square foot Base Rental rate;

(5)           As of the Expansion Space Commencement Date, the Tenant’s Pro Rata Share of Excess Operating Expenses shall be increased by an amount computed by multiplying Excess Operating Expenses by a fraction with the numerator being the rentable square footage of the Expansion Space and the denominator being the rentable square footage of the Building;

(6)           Any Expansion Space taken by Tenant shall be deemed part of the Leased Premises as of the Expansion Space Commencement Date;

(7)           As of the Expansion Space Commencement Date, Tenant’s allotment of parking spaces shall be increased to include, in addition to all spaces provide din this Lease, the exclusive use of all parking spaces previously allocated to the former tenant(s) of the applicable Expansion Space; and

(8)           Except as modified by items (1) through (7) above, all of the terms and conditions of this Lease shall apply to the Expansion Space.

Landlord shall use commercially reasonable efforts to remove any holdover tenants or other occupants from any Expansion Space which Tenant leases under this Section 48.  Although Landlord shall not be liable for any damages for any holdover tenant or other occupant of any Expansion Space leased by Tenant, (unless Landlord is not using commercially reasonable efforts to remove the holdover tenant or other occupant), all of Tenant’s obligations regarding any such Expansion Space shall be abated until the holdover tenant or other occupant is removed and such Expansion Space Commencement Date shall be delayed until the holdover tenant or other occupant is removed.

The parties shall, within thirty (30) days after each notice from Tenant that it elects to add any Expansion Space, confirm in writing (1) the commencement date for such Expansion Space, (2) the Expansion Space that will be leased showing that space cross-hatched, (3) the additional Base Rental to be paid for such Expansion Space, (4) the increased Pro Rata Share of Excess Operating Expenses allocated to such Expansion Space, and (5) any other terms related to such Expansion Space or this Lease that either party reasonably requests to be confirmed.

49.  ENTIRE AGREEMENT

This Lease contains the entire agreement of the parties.  No other written or oral promises or representations have been made, and none shall be binding.  This Lease supersedes and replaces any previous lease between the parties on Tenant’s office space, including any renewals or extensions or options thereunder.  Except for reasonable changes in written rules, this Lease shall not be amended or changed except by written instrument, signed by both Landlord and Tenant.  Landlord’s agents do not and will not have authority to (1) make exceptions, changes or amendments to this Lease, or factual representations not expressly contained in this Lease, (2) waive any right, requirement, or provision of this Lease, or (3) release Tenant from all or part of this Lease, unless such action is in writing.  Under no circumstances shall Landlord or Tenant be considered an agent of the other.  Nonsubstantial errors in space footage calculations shall entitle the parties to correct the rental figures in the Lease and adjust previously paid rentals accordingly, but not to terminate the Lease.  The Lease shall not be construed against either party more or less favorably by reason of authorship or origin of language.  If any date of performance or exercise of a right ends on a Saturday, Sunday, or state holiday, such date shall be automatically extended through the next business day.  Time is of the essence and all performance dates, time schedules, and conditions precedent to exercising a right shall be strictly adhered to without delay except where otherwise expressly provided.

50.  SEVERABILITY

If any provision of this Lease is illegal, invalid or unenforceable under present or future laws during the term of this Lease, it is the intention of both parties that the remainder of this Lease shall not be affected, and that a clause be added to this Lease as similar to such illegal, invalid or unenforceable clause as possible and be legal, valid and enforceable.

51.  CAPTIONS

The captions of each paragraph of this Lease are added as a matter of convenience only and shall not be considered in the construction or interpretation of any part of this Lease.

52.  BINDING EFFECT

The provisions of this Lease shall be binding upon and inure to the benefit of Landlord and Tenant, and any guarantors, respectively, and to their heirs, legal and personal representatives, successors and assigns, subject to the provisions of Section 30 above.

53.  APPLICABLE LAW

The laws of the state of Texas shall govern the interpretation, construction, validity, performance and enforcement of this Lease.  Venue for any action arising under this Lease shall be Bexar County, Texas.

54. LEASING AGENT COMMISSIONS

Tenant represents that it has not had any dealings with any real estate broker or other person with respect to this Lease in any manner, except for Kennedy-Wilson, who shall be compensated by Landlord.

55.  REPRESENTATIONS AND WARRANTIES BY LANDLORD

Landlord warrants that Landlord is the sole owner of the land and improvements comprising the Building and that Landlord has full right to enter into this Lease.  Landlord’s duties and warranties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranties, now or in the future.  No representations or warranties have been made by Landlord other than those expressly contained in this Lease.  Landlord expressly disclaims any warranty of suitability that may otherwise have arisen by operation of law.  Landlord does not warrant that there are no latent defects in the facilities that are vital to the Tenant’s use of the Leased Premises for their intended commercial purpose and that these essential facilities will remain in a suitable condition.  Subject to Landlord’s obligations under this Lease, Tenant expressly agrees to the property “as is”, whether suitable or not, and expressly waives the implied warranty of suitability.

56. REPRESENTATIONS AND WARRANTIES BY TENANT

Tenant warrants to Landlord that (1) there has been no significant adverse change in Tenant’s financial condition since the date of the financial statements, (2) the financial statements fairly represent the financial condition of Tenant upon those dates and at the time of execution hereof, (3) there are no delinquent taxes due and unpaid by Tenant, and (4) Tenant has never declared bankruptcy.  Tenant warrants that Tenant has disclosed in writing to Landlord, by providing to Landlord copies of its 10Q and 10K statements, all material lawsuits pending or threatened against Tenant and, to the best of Tenant’s knowledge, Tenant has made no material misrepresentation or material omission of facts regarding Tenant’s financial condition or business operations.  All financial statements must be dated and signed by Tenant.  Tenant acknowledges that Landlord has relied on the above information furnished by Tenant to Landlord and that Landlord would not have entered into this lease otherwise.

As used in this Lease, the phrase “to the best of Tenant’s knowledge,” or any similar phrase shall refer to and mean the current actual, conscious knowledge of Rush E. Cone, Vice President, Human Resources and Chuck E. Williams, Corporate Facilities Manager, without any duty of inquiry, review or investigation.

57.  NO MERGER

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, will not work a merger, and, at the option of Landlord, will terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

58.  NO LIGHT, AIR OR VIEW EASEMENT

Any diminution or shutting off of light, air or view of any structure that may be erected on lands adjacent to the Building in no way will affect this Lease or impose any liability on Landlord.

59.   AUTHORITY

Each person executing this Lease on behalf of the Tenant hereby covenants and warrants that: (i) the entity on whose behalf such person is signing is duly organized and validly existing under the laws of its state of organization; (ii) such entity has and is qualified to do business in Texas; (iii) such entity has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder; and (iv) each person executing this Lease on behalf of Tenant is duly and validly authorized to do so.

60. AMERICANS WITH DISABILITIES ACT AND ARCHITECTURAL BARRIERS ACT

The Americans with Disabilities Act (“ADA”) and the Architectural Barriers Act (“ABA”) deal with the rights of the disabled in employment, use of public transportation, and access to places of public accommodation and commercial business.  To the extent that the ADA or the ABA is applicable to the Leased Premises, the Building and/or the parking, Landlord shall be responsible for making all necessary modifications to all areas other than the Leased Premises and Tenant shall be responsible for making all other necessary modifications to the Leased Premises in full compliance with all requirements of the ADA or the ABA in order to furnish services in a non-discriminatory manner.  Landlord and Tenant shall use their best efforts to comply with the ADA  and the ABA to the extent the ADA and the ABA are applicable to the Building or parking, or the Leased Premises, respectively.   Notwithstanding the foregoing, however, Landlord shall have no obligation to Tenant to make any modifications to the Leased Premises to the extent that they are not currently in compliance with ADA or ABA, and Tenant expressly accepts the Building and the Leased Premises in their current condition.

61.  LANDLORD DEFAULT

Except as expressly provided otherwise in this Lease, if Landlord defaults in the observance or performance of any term or covenant required to be performed by it under the Lease, Tenant, after not less than thirty (30) days written notice to Landlord, may, but shall not be obligated to, remedy such default and in connection therewith may pay expenses and employ counsel, provided, however, in the event of an emergency, Tenant shall have the right to stabilize the situation so as to prevent additional damage to the Building or Leased Premises or to other property or persons without notice to Lessor.  All sums expended or obligations incurred by Tenant in connection therewith shall be paid by Landlord to Tenant upon demand.  Landlord shall not be considered to be in default of this Lease if within said thirty (30) day period landlord takes action to cure such default but is unable, by reason of the nature of the work involved, to cure the same within such period, provided Landlord continues diligently and without unnecessary delays to take whatever action is necessary to effect such cure; provided, however, Landlord shall be in default of this Lease if such cure is not completed within one hundred twenty (120) days following receipt of Tenant’s notice.  Tenant shall not be entitled to claim a constructive eviction from the Leased Premises unless Tenant has first notified Landlord in writing of the condition giving rise thereto and Landlord fails to cure such condition in accordance with the foregoing provisions.  If Landlord does not reimburse Tenant for the expenses so incurred and Tenant obtains a final, non-appealable judgment in its favor against Landlord, Tenant may set off the amount o the judgment against the Rent payable to Landlord under this Lease.  Notwithstanding anything herein to the contrary, Tenant shall not have the right to terminate this Lease as a result of any default by Landlord, or otherwise, except as expressly provided herein.

62.  SPECIAL CONDITIONS

A.            Right to Assign or Sublease.  Subject to the terms of this Section 62. A., Tenant shall, during the course of this Lease, have the right to assign or sublease any and all of the Leased Premises to new tenants approved in advance in writing by Landlord at Rental rates no less than the rates set forth in this Lease.  If any portion of the Leased Premises is so assigned to a new tenant in accordance with the foregoing, Tenant shall be released from all liability and obligations under this Lease with respect to such space arising on or after the date of the release, except that Tenant shall be responsible for all expenses associated with tenant improvements and leasing commissions for any such new tenant.  If any portion of the Leased Premises is subleased to a new tenant in accordance with the foregoing and the term of the sublease is coterminous with the term of this Lease, such sublease shall be assigned to Landlord and Landlord shall assume all obligations of lessor under such sublease arising on or after the date of the release, and Tenant shall be released from all liability and obligations under this Lease with respect to such subleased space arising on or after the date of the release, except that Tenant shall be responsible for all expenses associated with tenant improvements and leasing commissions for any such new tenant.  In the event that prior to giving Landlord the notice contemplated by Section 62. B., and without having engaged any independent real estate agent and/or broker, Tenant has located and secured a party to whom it  desires to assign or sublease any of the Leased Premises, it must so notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease.  Tenant must provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might reasonably request concerning the proposed assignee or sublessee to allow Landlord to make informed judgments as to the financial condition, reputation and operations of such proposed assignee or sublessee.  Within fifteen (15) days after Landlord’s receipt of notice of Tenant’s proposed assignment or sublease, Landlord must provide notice to Tenant of its approval or rejection of such assignment or sublease.  Notwithstanding anything herein to the contrary, Landlord shall have the right to approve or disapprove, in its sole discretion, any proposed assignment or sublease and, additionally, Landlord may, as a condition to its approval for release of Tenant, require that the proposed new tenant enter into a new lease with Landlord, on Landlord’s standard form lease, rather than doing an assignment or sublease, in which event, upon execution of the new lease between Landlord and the new tenant, an amendment to this Lease shall be entered into between Landlord and Tenant, excluding the space covered by the new lease from this Lease and reducing the rental to be paid by Tenant under this Lease by the rental previously contracted to be paid by Tenant for the space covered by the new lease.  Tenant shall not under any circumstance be entitled to be released in connection with an assignment to an Affiliate (as hereinafter defined).  Tenant shall be obligated to reimburse Landlord  for all reasonable actual out-of-pocket expenses incurred by Landlord in reviewing any tenants proposed by Tenant as to which Tenant requests a release from liability.

In the event that any sublease for a new tenant approved in advance in writing by Landlord would expire prior to the end of the term of this Lease, Tenant may at its option pay an early termination fee to Landlord upon commencement of such new tenant sublease in an amount equal to fifty percent (50.0%) of the total Base Rental payable for the time period between the expiration date of this Lease and the expiration date of any such sublease, and upon payment of such fee, Tenant shall be relieved of all liabilities and obligations related to that portion of the Leased Premises subleased by the new tenant, and such new tenant sublease shall be assigned to Landlord and Landlord shall assume all obligations of the lessor under such lease.  For example, if a new tenant were to commence a lease on the first day of the seventh month after the date hereof which was to expire pursuant to its terms eighteen months prior to the expiration of this Lease, Tenant would at its option make a payment to Landlord in an amount equal to nine (9) months Base Rental under the new tenant sublease, which nine (9) months is fifty percent (50.0%) of the eighteen (18) months of time remaining on this Lease following the end of the new tenant sublease.  If, however, Tenant does not elect to pay the early termination fee upon commencement of the applicable sublease, then Tenant shall remain liable for all Rents and expense reimbursements for such space during the entire seven-year term of this Lease, as well as for all expenses related to tenant finishout and leasing commissions for the space.

In the event that any new tenants located by Tenant or its broker (any such engagement being subject to the expiration of the exclusive period in favor of Landlord’s broker described in Section 62. B.) are not acceptable to Landlord for acceptance of the assignment or sublease to such tenant and release of the Tenant as provided hereinabove, Tenant shall nonetheless have the right to sublease its space to such new tenant without the payment of any fee contemplated by Section 62. B.; provided however, that (i) the proposed use of such space by such new tenant is in compliance with all applicable zoning laws, ordinance and regulations, does not violate any non-compete clause in effect with respect to any other tenant, and does not conflict with the permitted uses under this Lease; (ii) the proposed subtenant is not a governmental entity or office which has a use that is highly interactive with the general public and involves the ingress and egress of an inordinate number of invitees to and from the Building, (iii) the proposed subtenant is not a medical clinic or office; (iv) the population density of the proposed subtenant will not exceed a ratio of one (1) person for every 225 square feet of net rentable space; (v) the character of the business to be conducted by the proposed subtenant is not likely to substantially increase the expenses or costs of providing Building services or be a burden on existing janitorial services or elevators in the Building; and (vi) the proposed subtenant will not be permitted parking in excess of one space per 250 square feet of net rentable space; provided, however, Tenant shall remain liable for all Rents and expense reimbursements for such space during the entire seven-year term of this Lease, as well as for all expenses related to tenant finishout and leasing commissions for the space.

Except as expressly set forth above, and except for an assignment or sublease (which shall not release Tenant from liability under this Lease) to (i) any entity that purchases all or substantially all of the assets of Tenant, (ii) a parent, subsidiary or Affiliate of Tenant (it being hereby agreed that the term “Affiliate” shall mean, for the purposes hereof, any corporation, partnership, or other business entity which controls or is controlled by, or is under common control with, Tenant, and the term “control” [including “controlled by,” “under common control with,” and “controlling”] as used herein with respect to any corporation, partnership or other business entity shall mean the possession of the power to direct or cause the direction of the management and policies of such corporation, partnership or other business entity, whether through the ownership of voting securities or contract), or (iii) any corporation or other entity into which or with which Tenant, or Tenant’s permitted successors or assigns, has merged or consolidated, in accordance with the applicable statutory provisions governing merger and consolidation of entities, Tenant shall not assign or sublease, in whole or in part, all or any portion of the Leased Premises.  The transfer of shares of common stock of Tenant shall not constitute an assignment of this Lease.

B.            Leasing Fees.  Tenant  or its broker shall notify Landlord in writing of its intent to vacate and/or sublease space leased under this Lease and make such space available for lease no later than sixty (60) days prior to the planned date of vacation.  Upon receipt of such written notification by Landlord, any broker hired by Landlord  shall have the exclusive right to lease the space to be vacated for the period commencing on the date such notice is received and ending on the date that is thirty (30) days following the date identified in the notice as the vacation date (such period being referred to herein as the “Exclusive Listing Period”).  In the event Landlord’s broker locates and secures a tenant for such space prior to the expiration of the Exclusive Listing Period, Tenant shall pay Landlord’s broker a commission equal to four percent (4%) if no other broker is involved, and six percent (6%) if an outside broker is involved, permitting payment of a four percent (4%) fee to such outside broker and a two percent (2%) fee to Landlord’s broker.  The method of calculation of the above broker commissions shall be set forth in a written Commission Agreement by and among Landlord, Landlord’s Broker, and Tenant.  In the event Landlord’s broker is unable to secure a tenant for the space to be vacated prior to the expiration of the Exclusive Listing Period, Landlord’s broker shall be entitled to continue to attempt to locate a tenant for such space, but Tenant or its broker shall also be entitled to locate and secure a tenant for such space.  Any tenant secured by Landlord’s broker following the expiration of the Exclusive Listing Period shall entitle Landlord’s broker to receive the same commission from Tenant that Landlord’s broker would receive for securing a tenant during the Exclusive Listing Period.  If Tenant or its broker locates and secures a tenant following the expiration of the Exclusive Listing Period, no commission shall be payable to Landlord’s broker.

C.            Release of Space.  With respect to any portion of the Leased Premises that Tenant, in accordance with (B) above, has notified Landlord that it desires to vacate, and for which (i) Landlord has located a replacement tenant to whom it desires to lease such space, Landlord shall notify Tenant in writing of any lease agreement it reaches with any new tenant for any such space, and Tenant shall notify Landlord in writing of its approval or disapproval of such new lease within ten (10) days after receipt of Landlord’s notice.  If Tenant approves (which approval or disapproval shall be in Tenant’s sole discretion) of such new lease, Tenant shall vacate the space subject to the new lease within thirty (30) days after delivering its written approval of the new lease to Landlord and, thereafter, Tenant shall have no liability under this Lease (for Rent or otherwise) with respect to such space.  In no event shall Landlord or any third party interfere with Tenant’s right to occupy any space leased under this Lease until the expiration of thirty (30) days following delivery by Tenant to Landlord of its notice of approval of any new lease.  If, following the expiration of the Exclusive Listing Period, Tenant or its broker locates and secures any such new tenant for the portion of the Leased Premises to be vacated for a term at least as long as the then remaining current term of this Lease and Landlord approves of such new tenant, Tenant shall be released from  its obligations under this Lease with respect to that portion of  the Leased Premises to be vacated in accordance with the first paragraph of Section 61(A) above.  If, however, the term of the lease for such new tenant is shorter than the then remaining current term of this Lease, Tenant shall have the option to pay an early termination fee to Landlord in accordance with the second paragraph of Section 62(A) above, and upon payment of such fee, Tenant shall be relieved of its obligations related to that portion of the Leased Premises to be vacated.  In the event Landlord does not approve of the new tenant which Tenant or its broker has secured, Tenant shall still have the right to sublease that potion of the Leased Premises to be vacated provided the new tenant meets the criteria set forth in the third paragraph of Section 62(A) above, but upon such subletting, Tenant shall not be released from its obligations under this Lease.

63.  CROSS-DEFAULT

Landlord and Tenant have entered into two other lease agreements of even date herewith, one relating to Building A of KCI Plaza and one relating to Building B of KCI Plaza (the “Other Master Leases”).  Any default under the terms of either of the Other Master Leases shall also constitute an event of default by Tenant under this Lease and any default under this Lease shall also constitute a default under each of the Other Master Leases.  Notwithstanding anything herein to the contrary, in the event that Landlord sells the Property subject to one of the Other Master

Leases, this Lease shall, effective upon the date of the conveyance of such property by Landlord to a third party, cease to be cross-defaulted with such Other Master Lease, and default under such Other Master Lease shall no longer constitute a default under this Lease, and a default under this Lease shall no longer constitute a default under such Other Master Lease, and the obligations of Tenant under the Other Master Lease shall no longer be secured by the Letter of Credit or the Security Deposit under Paragraph 7 hereof.

64.  INTENTIONALLY DELETED

65.  EXHIBITS

The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Rules and Regulations
Exhibit “A-1 through A-15”	-	Floor Plan of Leased Premises
Exhibit “B”	-	Legal Description
Exhibit “C”	-	Secure Access Areas
Exhibit “D”	–	Estoppel Certificate
Exhibit “E1 through E-8”	–	Tenant Parking Plan
Exhibit “F”	–	Visitor Spaces
Exhibit “G”	–	Loading Dock Spaces
Exhibit “H”	-	Letter of Credit
Exhibit “I”	-	Subordination, Non-Disturbance and Attornment Agreement

SUBMISSION OF THIS INSTRUMENT FOR EXAMINATION OR SIGNATURE BY TENANT DOES NOT CONSTITUTE A RESERVATION OF OR OPTION FOR LEASE, AND IT IS NOT EFFECTIVE AS A LEASE OR OTHERWISE UNTIL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT.

The names and signatures of all parties shown below have been duly authorized to sign.

TENANT:

KINETIC CONCEPTS, INC.

Date:	By:

Title:

LANDLORD:

CKW SAN ANTONIO, L.P., a Delaware limited partnership

	By:	KWC General Partner, Inc.

Date:		By:

Title:

ACKNOWLEDGMENT

STATE OF TEXAS	☐
☐
COUNTY OF TRAVIS	☐

BEFORE ME, the undersigned, on this day personally appeared Stephen A. Pyhrr, Executive Vice President of KWC San Antonio General Partner, Inc., as general partner of CKW San Antonio, L.P., on behalf of said limited partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this        day of                          , 2002.

Notary Public, State of Texas

CORPORATE ACKNOWLEDGMENT

STATE OF	☐
☐
COUNTY OF	☐

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared                                                             , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of Kinetic Concepts, Inc., and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this           day of                                , 200   .

Notary Public, State of

BUILDING RULES AND AGREED REGULATIONS

1.             Landlord will initially provide one (1) master entry card and/or key for each one thousand two hundred (1,200) square feet of Rentable Area in the Premises.  Tenant shall reimburse Landlord for the cost (plus an administrative charge equal to ten percent (10%) of the cost plus applicable sales tax) of each additional card and/or key and for each replacement card and/or key for any card and/or key lost by or stolen from Tenant.  Tenant agrees to surrender all master entry cards and/or keys in its possession upon the expiration or earlier termination of this Lease.  Any lost cards and/or keys shall be canceled.

2.             Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service to Tenant to Landlord for Landlord’s supervision, approval and control before performance of any contractual service.  This provision shall apply to all work performed in the Building, including installations of telephones, telephone wiring or fiber optics, telegraph equipment, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of the Building.

3.             Landlord hereby agrees that Tenant shall be entitled to maintain and continue to display and erect all existing signage of Tenant, whether located within or on the exterior of the Leased Premises, within any common area of the Building, or on the exterior of the Building or on the land upon which the Building is located, so long as Tenant continues to occupy any portion of the Leased Premises.  Further, so long as Tenant occupies any portion of the Leased Premises, Tenant shall be entitled to install and/or erect any sign on the exterior of the Leased Premises, the interior or exterior of the Building, and/or the land upon which the Building is located, so long as such signage complies with all applicable laws, ordinances, and regulations.

4.             With respect to movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which requires use of elevators or stairways, or movement through building entrances or the lobby, Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss of any of said property or persons resulting from, any act in connection with such service performed for Tenant. All damage done to the Building by the improper placing of heavy equipment or objects which may overstress any portion of the floor will be repaired at the sole expense of Tenant.

5.             No portion of Tenant’s area or any other part of Building shall at any time be used or occupied as sleeping or lodging quarters.

6.             Tenant shall not place, install or operate on the Leased Premises, or in any part of the Building, any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, excepting a microwave oven, or place or use in or about the Leased Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other flammable (including Christmas trees and ornaments), explosive or hazardous material without the prior written consent of Landlord.  Tenant is responsible for the cost and installation of any fire extinguishers required by the fire marshal.

7.             Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from Tenant’s area or from public rooms, regardless of whether such loss occurs when area is locked against entry or not.

8.             No birds or animals shall be brought into or kept in or about the Building, except those assisting the disabled.

9.             Employees of Landlord shall not receive or carry messages for or to Tenant or other person, nor contract with or render free or paid services to Tenant or Tenant’s agents, employees, or invitees.

10.           Landlord will not permit entrance to Tenant’s offices by use of pass keys controlled by Landlord to any person at any time without written permission by Tenant, except employees, contractors, or service personnel directly supervised by Landlord.  Tenant may not add locks, change locks, or rekey locks without written permission of Landlord.  Locks may be changed at Tenant’s request and expense.  If locks to the office space are changed, Landlord may specify kind and brand of locks, placement, installation, master key compatibility, etc.

11.           Sidewalks, doorways, vestibules, halls, stairways, and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by Tenant or its officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Leased Premises, or for going from one part of the Building to another part of the Building.  Tenant shall be responsible, at its sole cost, for the removal of any large boxes or crates not used in the ordinary course of business.  Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.  Canvassing, soliciting, distributing handbills, advertising and peddling in the Building are prohibited.

12.           Landlord desires to maintain the highest standards of environmental comfort and convenience for the tenantry.  It will be appreciated if any undesirable conditions or lack of courtesy or attention are reported directly to the management.

13.           Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises unless Tenant is paying electricity by separate meter. Landlord shall adjust thermostats as required to maintain temperatures as provided in Section 10 of the Lease.

14.           Tenant shall permit Landlord six (6) months prior to the termination of this Lease to show Leased Premises during business or non-business hours to prospective tenants or, with reasonable notice, at any time to a potential buyer or lender, and to advertise the Leased Premises for rent; however, Landlord shall not unreasonably disturb Tenant’s business.

15.           The parties to this Lease Agreement do hereby acknowledge that this is a “Clean-Air” facility, and specifically that no smoking is permitted within the Building itself, and no closer than fifteen (15) feet from an entrance or exit of the Building.  Smoking will be permitted outdoors in designated areas only.

16.           Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no unsuitable material shall be placed therein.  Any stoppage or damage to any such fixtures or appliances from misuse on the part of Tenant or Tenant’s officers, agents, contractors, employees, guests and customers shall be paid by Tenant, and Landlord shall not in any case be responsible therefore.

17.           Corridor doors, when not in use, shall be kept closed.

18.           No bicycles, motorcycles or similar vehicles will be allowed in the Building.

19.           Landlord has the right to evacuate the Leased Premises in the event of an emergency or catastrophe.  Tenant shall cause its officers, partners and employees to participate in any fire safety or emergency evacuation drills scheduled by Landlord.

20.           Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require.  The cost of moving such furnishings for Landlord’s access will be at Tenant’s expense.  Tenant shall instruct all of its employees to refrain from any attempts to adjust thermostats.  The lighting and air conditioning equipment of the Building will remain the exclusive charge of personnel designated by Landlord.

21.           No supplemental heating, air ventilation or air conditioning equipment, including space heaters and fans, shall be installed or used by Tenant without the prior written consent of Landlord.

22.           No unattended children shall be allowed within the Building.

23.           During other than normal business hours, Building access will be limited and will be by entry card or key entry together with Landlord’s registration procedures.

24.           Landlord reserves the right to rescind any of these rules and regulations and make such other and further rules and regulations as in its judgment shall from time to time be necessary or advisable for the operation of the Building, providing that such rules and regulations are in writing and uniformly enforced against all other tenants of the Building and are not discriminatory towards Tenant.  Such rules and regulations shall be binding upon Tenant upon delivery to Tenant of notice thereof in writing.

25.           In the event of any inconsistency between these rules and regulations and the terms of the Lease, the terms of the Lease shall control.

EXHIBIT  “A-1” through “A-15”

FLOOR PLAN OF LEASED PREMISES

Exhibits A-1 through A-15 are to be attached prior to execution of the Lease.

EXHIBIT “B”

KCI TOWER LEGAL DESCRIPTION

FIELD NOTES FOR 1.974 ACRES

OUT OF LOT 5, BLOCK 23.  NEW CITY BLOCK 13627, OMNI/GRANDVIEW SUBDIVISION, SAN ANTONIO, BEXAR COUNTY, TEXAS, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 9506.  PAGE 107 OF THE DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS, BEING THAT SAME TRACT RECORDED IN VOLUME 2667, PAGE 280 OF THE OFFICIAL PUBLIC RECORDS OF REAL PROPERTY OF BEXAR COUNTY, TEXAS, AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS.

COMMENCING:

At a found “+” Scribed on concrete at the intersection of the southeast right-of-way line of Callaghan Road (60’ wide public right-of-way), and the east right-of-way line of Interstate Highway 10 (right-of-way varies, 300” minimum), the northwest corner of the remaining portion of Lot 4, Block 23, New City Block 13627, GREENBRIAR UNIT 12, as recorded in Volume 5870, Page 201;

THENCE:

South 14°11’50” East (bearings are based on the plat recorded in Volume 9506, Page 107) (this line held for rotation) 175 00” with the east right-of-way line I.H. 10 to a found 1/2” rebar, the northwest corner of Lot 5, the northwest corner and POINT OF BEGINNING of this tract;

THENCE:	North 75°42’15” East 35.99’ with the northwest line of Lot 5 to found 1/2” rebar, an angle point;

THENCE:	North 41°09’01” East 131.01’ with the northwest line of Lot 5 to a found nail and shiner, an angle point;

THENCE:	North 08°37’18” West 151.43’ with the northwest line of Lot 5 to a found 1/2” rebar, the north corner of 1 of 5;

THENCE:	South 48°47’26” Fast 214.77’ with the northeast line of Lot 5 to a found 1/2” rebar, an angle point;

THENCE:

South 48°50’31” Ease 168.48’ to a found 1/2” rebar on the northwest line of Vantage Drive, a 60’ ingress and egress basement described by deed recorded in Volume 2683, Page 661 of the Official Public Records of Real property, the east corner of the tract;

THENCE:	South 41°07’20” West 77.78’ with the northwest line of Vantage Drive to a found 1/2” rebar, the beginning of a curve to the right’

150 West Rhapsody Drive • San Antonio, Texas 78216 [210] 366-4600 - FAX [210] 366-4673

THENCE:

With the northwest line of Vantage Drive and the curve to the right, concave to the northwest, having a radius of 370.00’,  a delta of 34°36’01”, and an arc length of 223.44’ and a chord bearing South 58°28’46” West to a found 1/2” rebar;

THENCE:	South 75°44’17” West 77.12’ with the northwest line of Vantage Drive to a found 1/2” rebar, the beginning of a curve to the right joining I.H. 10

THENCE:

With the northwest line of Vantage Drive and the curve to the right concave to the northeast, having a radius of 25.00’, a delta of 90°08’08”, an arc length of 39 33’ and a chord bearing North 59°10’54” West to a found 1/2” rebar on the aforementioned east right-of-way line of I.H. 10

THENCE:	North 14°11’50” West 174.97’ with the east right-of-way line of I.H. 10 to the POINT OF BEGINNING, containing 1.974 acres of land.

THESE FIELD NOTES TOGETHER WITH A SURVEY MAP WERE PREPARED FROM AN ACTUAL SURVEY MADE ON THE GROUND BY EMPLOYEES OF GIBBONS SURVEYING & MAPPING, INC. WHO WERE WORKING UNDER MY SUPERVISION AND DIRECTION.

Gary A. Gibbons, R.P.L.S. #4716
GIBBONS SURVEYING & MAPPING, INC
Date: September 13, 1991; January 2, 1992.
October 31, 1997; November 19, 2001; Up-dated June 10, 2002
Job No.: 91-0053-02; Doc I.D.: fnKCI-Tower; GAG/ps

[SEAL]

EXHIBIT “C”

SECURE ACCESS AREA

Loan Number 030812147

EXHIBIT “D”

TENANT ESTOPPEL CERTIFICATE

                   ,

Christine H. Moran

Greenwich Capital Financial Products, Inc.

550 West Jackson Boulevard

Suite 1700

Chicago, Illinois 60661

Re: Lease between                                           , as Landlord or its assignees (“Landlord”) and                                                                                as Tenant (“Tenant”) dated                     ,          for approximately                  square feet of space in                  (the “Project”) as amended by the following amendments [list or if none, say None”]:

Dear Ms. Moran:

The undersigned Tenant understands and acknowledges that                                                  (“Borrower”) has obtained or is in the process of obtaining a mortgage loan from Greenwich Capital Financial Products, Inc. (“Lender”) which loan is or will be evidenced by a note secured by a deed of trust upon the captioned property and that Lender, in making the loan, is relying upon Tenant’s certification herein.

Tenant hereby certifies to Borrower and Lender that:

The Lease attached hereto (the “Lease”) is a true and exact copy of the complete Lease together with all amendments, modifications, side letters, guaranties, letters of credit and other documents evidencing, governing or securing the Tenant’s obligations under the Lease; there are no other agreements, either written or oral, between the Landlord and the Tenant;

The Lease is in full force and effect; there are no amendments or modifications of any kind to the Lease except as referenced above; there are no other promises, agreements, understandings, or commitments between Landlord and Tenant relating to the premises leased under the Lease; and Tenant has not given Landlord any notice of termination hereunder;

There has not been and is now no subletting of the leased premises, or any part thereof, or assignment by Tenant of the Lease, or any rights therein, to any party, except as follows [if none so state]:

The Lease has commenced pursuant to its terms and is in full force and effect and except as otherwise set forth in the Lease, the Tenant has no right to vacate the Demised Premises or cease to operate its business therefrom;

No uncured default, event of default, or breach by Landlord exists under the Lease, no facts or circumstances exist that, with the passage of time or giving of notice, will or could constitute a default, event of default, or breach under the Lease.  Tenant has made no claim against Landlord alleging Landlord’s default under the Lease;

Except as otherwise expressly agreed in writing, Lender, and its successors and assigns, assume no liability or obligations under the Lease, or any extension or renewal thereof, either by virtue of assignment or any receipt or collection of rents under the Lease.

Tenant is open for business and in operation in the Project.

Tenant is in full and complete possession of its leased premises in the Project and has accepted its leased premises in the Project, including any work of Landlord performed thereon pursuant to the terms and provisions of the Lease, and all common areas of the Project (including, without limitation, parking areas, sidewalks, access ways and landscaping) are in compliance with the Lease and are satisfactory for Tenant’s purposes;

To the best of Tenant’s knowledge and belief, there are no rental, lease, or similar commissions payable with respect to the Lease, except as may be expressly set forth therein;

The term of the Lease commenced on                     ,          and terminates on                              ,         , unless sooner terminated in accordance with the terms of the Lease.  Tenant has no option to renew or extend the lease term except as follows [if none, so state:

                                                                 .

Tenant is current with respect to, and is paying the full rent and other charges stipulated in the Lease (including, without limitation, common area maintenance charges) with no offsets, deductions, defenses or claims; and Tenant is not in default under the Lease.

The amount of my last rental payment was                              and the date of my last rental payment was                                 .

This rental payment was comprised of the following charges:

Base Rent:	$
Operating Expense	$

Total:	$

As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent under the Lease or otherwise against the payment of rent or other charges under the Lease;

We will deliver to Lender a copy of all notices we serve on or receive from the Landlord to Greenwich Capital Financial Products, Inc., c/o Christine H. Moran, 550 West Jackson Boulevard, Suite 1700, Chicago, Illinois 60661.

All of the obligations of the Landlord under the Lease have been duly performed and completed including, without limitation, any obligations of the Landlord to make or to pay the Tenant for any improvements, alterations or work done on the Demised Premises, and the improvements described in the Lease have been constructed in accordance with the plans and specifications therefor and have been accepted by us.

The Lease is in full force and effect, no advance rentals have been paid, and we have no unsatisfied claims against the Landlord.

A letter of credit in the amount of $                       has been given by Tenant under the terms of, or with respect to, the Lease.

Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof;

Tenant has not at any time and does not presently use the leased premises for the generation, manufacture, refining, transportation, treatment, storage or disposal of any hazardous substance or waste or for any purpose which poses a substantial risk of imminent damage to public health or safety or to the environment, except in compliance with all applicable laws.

The undersigned representative of Tenant is duly authorized and fully qualified to execute this instrument on behalf of Tenant thereby binding Tenant;

Tenant understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Mortgage/Deed of Trust encumbering Landlord’s fee interest in the Project (of which the demised premises are a potion) and the rents, issues and profits of the Lease (the “Mortgage”), and (ii) an Assignment of Leases and Rents (“Assignment of Leases”) which affects the Lease, and that you (and persons or entities to whom the Mortgage and/or Assignment of Leases may subsequently be assigned) are relying upon the representations and warranties contained herein in making such loan.  Further, Tenant has notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to you as security for the aforesaid loan secured by the Mortgage.  In the event that you (or any person or entity to whom the Mortgage and/or Assignment of Leases may subsequently be assigned) notify Tenant of a default under the Mortgage of Assignment of Leases and demand that Tenant pay its rent and all others sums due under the Lease to you (or such future lender) Tenant shall honor such demand, to the extent permitted by applicable law, and pay its rent and all other sums due under the Lease directly to you (or such future lender) or as otherwise required pursuant to such notice.

Neither Tenant nor any guarantor of the Lease is presently the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended.

Tenant acknowledges and agrees that Landlord and Lender shall be entitled to rely on Tenant’s certifications set forth herein.  Tenant hereby further agrees for a period of thirty (30) days from the date hereof to notify Landlord and Lender in writing at the address set forth above of any changes in the trust and accuracy of any of the certifications contained herein promptly upon Tenant’s learning of each such change.

TENANT

(please type or print name of Tenant)

By:
Name:
Title:

EXHIBIT “E-1 through E-8”

TENANT PARKING PLAN

EXHIBIT “E-2”

KCI TOWER PARKING GARAGE PARKING PLAN

EXHIBIT “E-3”

KC TOWER PARKING GARAGE PARKING PLAN

EXHIBIT “E-4”

KCI TOWER PARKING GARAGE PARKING PLAN

EXHIBIT “E-5”

EXHIBIT “E-6”

KCI TOWER PARKING GARAGE PARKING PLAN

EXHIBIT “E-7”

KCI TOWER PARKING GARAGE PARKING PLAN

EXHIBIT “E-8”

KCI TOWER PARKING GARAGE PARKING PLAN

EXHIBIT “F”

VISITOR SPACES

EXHIBIT "G"
LOADING DOCK SPACES

I. H. 10 FRONTAGE
TOWER
KCI
Parking
Spaces

EXHIBIT “H”

LETTER OF CREDIT

DRAFT FOR DISCUSSION PURPOSES ONLY

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

BENEFICIARY	APPLICANT
CKW SAN ANTONIO, L.P.	KINETIC CONCEPTS, INC.
5929 BALCONES DR., SUITE 100	8023 VANTAGE DRIVE
AUSTIN, TX 7873 1	SAN ANTONIO, TX 78230
ATTN: PHILIP W. CAPRON

AMOUNT: $3,150,000.00

THREE MILLION ONE HUNDRED AND FIFTY THOUSAND US DOLLARS

EXPIRATION
, 2003

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                                   WHICH IS AVAILABLE WITH BANK OF AMERICA, N.A. 333 S. BEAUDRY AVE. 19TH FLOOR, LOS ANGELES, CA  90017. BY PAYMENT AGAINST PRESENTATION OF THE ORIGINAL OF THIS LETTER OF CREDIT AND YOUR DRAFTS AT SIGHT DRAWN ON BANK OF AMERICA, N.A., ACCOMPANIED BY THE FOLLOWING DOCUMENT:

A CERTIFICATE OF THE BENEFICIARY CERTIFYING THAT, IN ACCORDANCE WITH SECTION 7 OF THAT CERTAIN STANDARD OFFICE BUILDING LEASE AGREEMENT (THE “LEASE”) DATED                 , 2002, AS THE SAME MAY BE AMENDED FROM TIME TO TIME BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND KINETIC CONCEPTS, INC., AS TENANT, THE BENEFICIARY IS ENTITLED TO PRESENT THE ACCOMPANYING SIGHT DRAFT FOR PAYMENT.

WE HEREBY AGREE WITH THE BENEFICIARY THAT DRAFTS DRAWN AND DOCUMENTS PRESENTED TO OUR OFFICE IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT WILL BE DULY HONORED AS SPECIFIED HEREIN.

THIS LETTER OF CREDIT IS VALID UNTIL                         , 2003, PROVIDED, HOWEVER, THAT THIS LETTER OF CREDIT WILL BE AUTOMATICALLY EXTENDED WITHOUT FURTHER ACTION OR AMENDMENT FOR ONE (1) YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE HEREOF, BUT IN NO CASE PAST                          , 2007, UNLESS FORTY-FIVE (45) DAYS PRIOR TO ANY SUCH EXPIRATION DATE WE ELECT NOT TO RENEW THIS LETTER OF CREDIT AND GIVE YOU NOTICE OF SUCH ELECTION, WHICH NOTICE SHALL BE DEEMED GIVEN WHEN RECEIVED BY YOU.  ANY SUCH NOTICE SHALL BE IN WRITING AND DELIVERED BY COURIER OR BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) AT THE ADDRESS ABOVE (OR SUCH OTHER ADDRESS FOR ANY SUCH NOTICES WHICH YOU MAY HEREAFTER SPECIFY IN A WRITTEN NOTICE DELIVERED TO US.)

PARTIAL DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT IS TRANSFERABLE.  TRANSFER OF THIS LETTER OF CREDIT MAY BE EFFECTED UPON PRESENTATION TO US OF THIS ORIGINAL LETTER OF CREDIT, A TRANSFER REQUEST IN THE FORM OF EXHIBIT A ATTACHED HERETO AND PAYMENT OF OUR TRANSFER FEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICE 1998 (“ISP98”), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT “A”

REQUEST FOR ENTIRE ABSOLUTE AND IRREVOCABLE TRANSFER OF

LETTER OF CREDIT WITHOUT SUBSTITUTION OF INVOICES

                                                , 20

NAME

LETTEROF CREDIT NO.

ADDRESS
ISSUED BY

TO:         BANK OF AMERICA, N.A.

WE REQUEST YOU TO TRANSFER ALL OF OUR RIGHTS AS BENEFICIARY UNDER THE LETTER OF CREDIT REFERENCED ABOVE TO THE NEW BENEFICIARY NAMED BELOW:

NAME OF NEW BENEFICIARY

ADDRESS

BY THIS TRANSFER, ALL OUR RIGHTS AS THE ORIGINAL BENEFICIARY, INCLUDING ALL RIGHTS TO MAKE DRAWINGS UNDER THE LETTER OF CREDIT, GO TO THE NEW BENEFICIARY.  THE NEW BENEFICIARY SHALL HAVE SOLE RIGHTS AS BENEFICIARY, WHETHER EXISTING NOW OR IN THE FUTURE, INCLUDING SOLE RIGHTS TO AGREE TO ANY AMENDMENTS, INCLUDING INCREASES OR EXTENSIONS OR OTHER CHANGES.  ALL AMENDMENTS WILL BE SENT DIRECTLY TO THE NEW BENEFICIARY WITHOUT THE NECESSITY OF CONSENT BY OR NOTICE TO US.

WE ENCLOSE THE ORIGINAL LETTER OF CREDIT AND ANY AMENDMENTS.  PLEASE INDICATE YOUR ACCEPTANCE OF OUR REQUEST FOR THE TRANSFER BY ENDORSING THE LETTER OF CREDIT AND SEND IT TO THE NEW BENEFICIARY WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

FOR YOUR TRANSFER FEE:

ENCLOSED IS OUR CHECK FOR $250.00

YOU MAY DEBIT MY/OUR ACCOUNT NO.

WE ALSO AGREE TO PAY YOU ON DEMAND ANY EXPENSES WHICH MAY BE INCURRED BY YOU IN CONNECTION WITH THIS TRANSFER.

THE SIGNATURE AND TITLE AT THE RIGHT CONFORM WITH THOSE SHOWN IN OUR FILES AS AUTHORIZED TO SIGN  FOR  THE BENEFICIARY.  POLICIES GOVERNING SIGNATURE AUTHORIZATION AS REQUIRED FOR WITHDRAWALS FROM CUSTOMER ACCOUNTS SHALL ALSO BE APPLIED TO THE AUTHORIZATION OF SIGNATURES ON THIS FORM.

NAME OF BANK

AUTHORIZED SIGNATURE AND TITLE

NAME OF BENEFICIARY

NAME OF AUTHORIZED SIGNER AND TITLE

AUTHORIZED SIGNATURE

Loan Number: 030812147

EXHIBIT “I”

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE: THE SUBORDINATION PROVIDED FOR IN THIS AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE SECURITY INTEREST IN THE PROPERTY CREATED BY SOME OTHER OR LATER INSTRUMENT.

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), made as of the              day of                    ,          between Greenwich Capital Financial Products, Inc., a Delaware corporation (“Lender”),                                                     , a                                                     (“Tenant”), and                                                                          (“Landlord”).

WITNESSETH:

WHEREAS, the Property, as hereinafter defined, is to be encumbered by a Deed of Trust (hereinafter called the “Mortgage”); covering the real property described in Exhibit “A” attached hereto and made a part hereof for all purposes, and the buildings and improvements thereon (collectively, the “Property”) securing the payment of a promissory note payable to the order of Lender (the “Note”); and

WHEREAS, by that certain Lease Agreement entered into as of                                 , between Landlord and Tenant (the “Lease”), Landlord has leased all or portion of the Property (the “Premises”) to Tenant; and

WHEREAS, Lender will not make the loan secured by the Mortgage unless Tenant subordinates the Lease and Tenant’s rights thereunder to the lien and provisions of the Mortgage; and

WHEREAS, Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

NOW, THEREFORE, in consideration of the premises, the covenants, conditions, provisions and agreement set forth herein, and other good and valuable consideration, receipt and sufficiency of which whereof is hereby acknowledged, Lender, Tenant and Landlord do hereby mutually represent, acknowledge, covenant and agree as follows:

1.  The Lease.  The Lease is in good standing, and in full force and effect without any modification or amendment as of the date hereof. The Lease shall not be amended without the written approval of Lender and shall not be terminated or canceled except as expressly provided in the Lease.

2.  Subordination.  Tenant hereby subordinates in all respects and at all times its interests in the Lease and to the Premises under and pursuant to the Lease to all of the terms, conditions and provisions of the Mortgage insofar as it affects the Property of which the Premises form a part, to all advances made or to be made thereunder, to the full extent of the principal sum and interest thereon from time to time secured thereby, and to any renewals, modifications and extensions or modifications thereof including any increase in the indebtedness secured thereby or supplements thereto, subject to the terms and conditions set forth in this Agreement.

3.  Non-disturbance.  So long as Tenant is not in default (beyond any period(s) given under the Lease to Tenant to cure such default) in (i) the payment of any monetary obligation under the Lease, or (ii) the performance of any of the other terms, covenants or conditions with which Tenant is obligated to comply pursuant to the Lease, then:

(a)  The right of possession of Tenant to the Premises shall not be affected or disturbed by Lender in the exercise of any of its rights under the Mortgage or the Note; nor shall Tenant be named as a party defendant to any foreclosure of the lien of the Mortgage, nor in any other way be deprived of its rights under the Lease except in accordance with the terms of the Lease.

(b)  In the event Lender or any party that acquires title through any foreclosure proceeding or through a deed in lieu of foreclosure (such party being referred to herein as a “Purchaser’) succeeds to the interest of Landlord under the Lease, the Lease shall not be terminated or affected thereby, and any sale of the Premises by Lender or pursuant to the judgment of any court in an action to enforce the remedies provided for in the Mortgage, shall be made subject to the Lease and the rights of Tenant thereunder.

4.  Recognition and Attornment.  If Lender or any Purchaser succeeds to the interest of Landlord under the Lease and all terms therein, and the rights of Tenant thereunder, the Lease shall continue in effect, shall not be altered, terminated, or disturbed, and Tenant shall be bound to Lender or such Purchaser under all of the terms, covenants and conditions of the Lease for the balance of the term of the Lease as specified in the Lease (the “Term”), with the same force and effect as if Lender or such Purchaser were the landlord under the Lease except that, notwithstanding anything to the contrary herein or in the Lease, the provisions of the Mortgage will govern with respect to the disposition of proceeds of insurance policies or condemnation or eminent domain awards. In such event, Tenant shall attorn to Lender or such Purchaser as its landlord, such attornment to be effective and self-operative without the execution of any other instruments on the part of Lender, such Purchaser or Tenant, immediately upon Lender or such Purchaser succeeding to the interest of Landlord under the Lease. Provided, however, Tenant shall be under no obligation to pay any monetary obligation set forth in the Lease to Lender or such Purchaser until Tenant receives written notice from Lender or such Purchaser that Lender has succeeded to the interest of Landlord under the Lease. Upon receipt by Tenant of such notice from Lender or such Purchaser, Tenant shall make all payments due by Tenant under the Lease to Lender or such Purchaser or as Lender or such Purchaser may in writing direct. The respective rights and obligations of Tenant and Lender or such Purchaser upon such attornment, to the extent of the then remaining balance of the Term, shall be and are the same as are then in existence, as set forth in the Lease.

5.  Rights Under the Lease.  If Lender shall succeed to the interests of Landlord in and to the Premises or under the Lease, Lender shall not be:

(a) liable for any acts or omissions of any prior landlord (including, but not limited to, Landlord); or

(b)  subject to any offsets, deductions or defenses which Tenant might have arising out of acts or omissions of any prior landlord (including, but not limited to Landlord), which offsets or deductions are in amounts greater than, or which defenses relate to claims for amounts which are greater than, one (1) month’s then current rent, and with respect to which Tenant has provided Lender with any required notice and opportunity to cure in accordance with paragraph 7 hereinbelow;

(c)  obligated to give Tenant a credit for and/or acknowledge any rent or additional rent which Tenant has paid to Landlord or any prior landlord more than one (1) month in advance of the due date for such rent or additional rent, unless such payment is provided for in the Lease as presently existing or as amended in accordance with this Agreement; or

(d)  bound by any agreement or modification of the Lease made after the date hereof without Lenders consent, except as permitted by the Mortgage.

The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of either party hereto. However, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn such other instruments as either shall request in order to effectuate said provisions.

6.  Collection of Rents and/or Possession of the Premises by Lender.  Upon receipt of written notice from Lender, Landlord and Tenant agree that Tenant shall pay all rent and other amounts owing under the Lease to a bank account or accounts designated by Lender. Any such payment by Tenant made in the manner directed by Lender shall be credited against the rental obligations of Tenant under the Lease in the direct order of maturity of the rental and other installments due thereunder, and Landlord hereby releases Tenant from all claims and liabilities as to the payment of rent or any other amount due under the Lease if such payment is made pursuant to the written direction of Lender.

7.  Notice and Opportunity to Cure Landlord Default.  Tenant shall furnish to Lender copies of all notices (each, a “First Notice”) which Landlord is entitled to receive under the Lease, and upon request by Lender, Tenant agrees to certify in writing to Lender whether or not any default on the part of Landlord exists under the Lease and the nature of any such default. Furthermore, Tenant shall provide notice (“Landlord Default Notice”) to Lender in writing of the occurrence of any default by Landlord (if no cure period is associated with a First Notice and the facts and circumstances associated with a First Notice constitute a default on the part of Landlord, a Landlord Default Notice may be given at the same time as the respective First Notice and shall permit Lender a period of thirty (30) days from the date of such notice (the “Cure Period”) in which to cure such default prior to proceeding to exercise any of the rights or remedies of Tenant under the Lease, including termination of the Lease, abatement of rental payments due thereunder, or performance of Landlord’s covenants or obligations which Tenant asserts to be in default.  The Cure Period for defaults, other than Exigent Circumstances Defaults (as defined below), (i) shall be extended by a reasonable period of time so long as Lender is diligently pursuing the cure of a default which can not reasonably be expected to be cured within the initial thirty (30) day Cure Period, and (ii) shall not be deemed to commence until after any period of time during which Lender is pursuing acquisition of title to the Premises through foreclosure or otherwise, such period to include, without limitation, any period of time during which Lender’s acquisition of title to the Premises is stayed by any proceeding in bankruptcy, any injunction or other judicial process.  With respect to defaults which are personal to Landlord, such as bankruptcy, and thus not capable of being cured by Lender, or with respect to defaults which are not capable of being cured without possession of the Premises, then Lender shall be deemed to be diligently pursuing a cure of such default if, within the above described thirty (30) day Cure Period, Lender commences and thereafter pursues (subject to any judicial stays, injunctions or other delays) foreclosure proceedings for the Premises.  Furthermore, in the case of defaults personal to Landlord, Lender shall be deemed to have cured such defaults upon final foreclosure of the Premises.  Notwithstanding anything herein to the contrary, in the event of the occurrence of any facts or circumstances which, if allowed by Landlord to continue, would constitute a default of a type that would deprive Tenant of any essential service or would result in a condition that constitutes an emergency or involves other exigent circumstances that may reasonably be expected to cause Tenant, its employees, agents or invitees material harm if Tenant were required to provide Lender a

Landlord Default Notice and the Cure Period (such condition being referred to herein as an “Exigent Circumstances Default”), Lender shall have the same period of time (an “Exigent Circumstances Cure Period”) from the date Tenant delivers a First Notice to Lender, as Landlord would have following Tenant’s delivery of such First Notice to Landlord, in which to cure such potential Exigent Circumstances Default, prior to Tenant proceeding to exercise any of the rights or remedies of Tenant under the Lease.  In no event shall any Exigent Circumstances Cure Period be extended beyond the period of time set forth above.

8.  Limitation of Lender Liability.  Notwithstanding anything to the contrary contained in this Agreement or the Lease, in the event of any default or breach by Lender with respect to any of the terms, covenants and conditions of the Lease to be observed, honored or performed by Lender as Landlord, Tenant shall look solely to the estate and property of Lender in the Premises for the recovery of any judgment (or any other judicial procedures requiring the payment of money by Lender) from Lender, it being agreed that Lender shall never be personally liable for any such judgment and that no property or assets of Lender other than Lenders interest in the Premises shall be subject to levy, execution or other procedures for satisfaction of Tenant’s remedies. Lender shall not be required to respond in monetary damages from any of its properties or assets other than Lenders interests in the Premises.

9.  Succession in Interest.  For purposes of this Agreement, Lender will be deemed to have succeeded to the interest of Landlord under the Lease upon (i) the transfer of title to the Premises to Lender, whether by virtue of foreclosure, sale or transfer in lieu of foreclosure, or pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, or (ii) the occurrence of any other event as a result of which Lender may acquire the right, title and interest of Landlord in and to the Lease or the Premises.

10.  Notices.  All notices, requests and communications (“Notice”) hereunder shall be given in writing or by telegram confirmed in writing, and shall be delivered or mailed by first class registered or certified mail, postage prepaid, return receipt requested to Lender, Landlord or Tenant, as the case may be, at the addresses listed next to the signature of each of the foregoing parties. Any Notice provided for herein shall become effective only upon and at the time of receipt by the party to whom it is given, unless such Notice is mailed by registered or certified mail, in which case it shall be deemed to be received on the earlier of (i) the second business day observed by Lender following the mailing thereof, or (ii) the day of its receipt if such day is a business day of Lender (or if not a business day, the first business day thereafter). Any party may, by proper written notice hereunder to the other parties, change the individual address to which such Notice shall thereafter be sent to such party.

11.  Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by the Agreement. For purposes of this Agreement, all references herein to “Lender” shall be deemed to include also any subsequent holder of the Mortgage who has given notice to Tenant of its ownership of the Mortgage and who has furnished to Tenant its mailing address and/or any other person succeeding to title to the Premises and/or the Lease encumbered by the Mortgage or any part thereof and who claims by, through or under Lender, whether by virtue of foreclosure, or sale or transfer in lieu of foreclosure, or pursuant to the exercise of any rights and remedies under the Mortgage or otherwise.

12.  Attorney’s Fees.  In the event any legal action or proceeding is commenced to interpret or enforce, the terms of, or obligations arising out of this Agreement, or to recover damages for the breach thereof; the party prevailing in any such action or proceeding shall be entitled to recover from the nonprevailing party all reasonable attorney’s fees, costs and expenses incurred by the prevailing party as shall be plead and proven by such party and awarded by a court of competent jurisdiction.

13.  Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.  Headings.  The headings of this Agreement are for convenience of reference only.

15.  Modification.  This Agreement may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors.

16.  Counterparts.  This Agreement may be signed in counterparts.

17.  Termination.  From and after payment in full of the loan secured by the Mortgage and the recordation of a release or satisfaction thereof, without the transfer of the Properly to Lender as a purchaser, this Agreement shall become void and of no further force or effect.

18.  Governing Law.  THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed effective as of the day and year first above written although actually executed on the date(s) set forth in the acknowledgments below:

LENDER ADDRESS:	LENDER:

600 Steamboat Road Greenwich, Connecticut 06830	Greenwich Capital Financial Products, Inc., a Delaware corporation

By:
Name:
Title:

LANDLORD ADDRESS:	LANDLORD:

By:
Name:
Title:

TENANT ADDRESS:	TENANT:

By:
Name:
Title:

STATE OF ILLINOIS	☐
☐
COUNTY OF COOK	☐

On this              day of                     ,         , before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared                                         , to me personally known, who, being by me duly sworn, did say that he is the                                          of said corporation executing the foregoing instrument to which this is attached, that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors and that                                          as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

Notary Public in and for the State of Illinois

THE STATE OF TEXAS	§
§
COUNTY OF	§

Before me, a Notary Public, on this day personally appeared                      , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purpose and consideration therein expressed.

Given under my hand and seal of office this          day of             , 2002.

Notary Public, State of Texas
Commission Expires:

THE STATE OF TEXAS	§
§
COUNTY OF	§

Before me, a Notary Public, on this day personally appeared         , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purpose and consideration therein expressed.

Given under my hand and seal of office this          day of                 , 2002.

Notary Public, State of Texas
Commission Expires: